Exhibit 10.1

EXECUTION VERSION

FRAMEWORK AGREEMENT

by and among

ALIBABA GROUP HOLDING LIMITED,

SOFTBANK CORP.,

YAHOO! INC.,

(ALIPAY.COM CO., LTD.),

APN LTD.,

Jack Ma Yun,

Joseph Chung Tsai,

(ZHEJIANG ALIBABA E-COMMERCE CO., LTD.)

and

the Joinder Parties

DATED JULY 29, 2011

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EXHIBITS
Exhibit A:	Form of IPCo Promissory Note
Exhibit B:	Form of Legal Mortgage of Alibaba Shares
Exhibit C:	Form of Legal Mortgage of IPCo Shares
Exhibit D:	Form of IPCo Asset Charge
Exhibit E:	Form of Release Agreement
Exhibit F:	Form of IPCo Organizational Documents
Exhibit G:	Form of Alibaba Board Resolution
Exhibit H:	Form of PRC Enforceability Opinion
Exhibit I:	Form of Cayman Islands Enforceability Opinion
Exhibit J:	Form of Solvency Certificate

SCHEDULES

Schedule 1.01:	Management Group
Schedule 2.01(a):	Alibaba Restructuring
Schedule 2.01(b):	Transferred Entity
Schedule 2.02(b):	Retained Business Assets
Schedule 2.04:	Assumed Business Liabilities
Schedule 2.08(a):	Transferred Employees
Schedule 2.10:	Cross-License Terms
Schedule 6.04:	Litigation

ANNEXES

Annex A:	JMY Account Pledge Collateral Agreement
Annex B:	JT Account Pledge Collateral Agreement
Annex C:	Joinder Agreement
Annex D:	Shortfall Amount Mortgage

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FRAMEWORK AGREEMENT

This Framework Agreement, dated as of July 29, 2011 (this “Agreement”) is made and entered into by and among Alibaba Group Holding Limited, a company organized under the laws of the Cayman Islands (“Alibaba”), SOFTBANK CORP., a Japanese corporation and shareholder of Alibaba (“Softbank”), Yahoo! Inc., a Delaware corporation and shareholder of Alibaba (“Yahoo!”),支付宝（中国）网络技术有限公司(Alipay.com Co., Ltd.), a limited liability company organized under the laws of the People’s Republic of China (“OpCo”), APN Ltd., a company organized under the laws of the Cayman Islands (“IPCo”),浙江阿里巴巴电子商务有限公司(Zhejiang Alibaba E-Commerce Co., Ltd.), a limited liability company organized under the laws of the People’s Republic of China (“HoldCo”), the Joinder Parties and, solely with respect to the Sections referred to in Section 10.05, Jack Ma Yun (“JMY”) and Joseph Chung Tsai (“JT”). Alibaba, Softbank, Yahoo!, OpCo, IPCo, HoldCo, the Joinder Parties and, with respect to the referenced Sections, JMY and JT are herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, this Agreement contemplates the transfer of certain assets and certain employees between Alibaba and its subsidiaries, and HoldCo, OpCo and their respective subsidiaries, in each case as specified herein;

WHEREAS, this Agreement contemplates certain payments, as specified herein, to be made by HoldCo to Alibaba or Alibaba’s subsidiaries, which payments (excluding the repayment of the IPCo Promissory Note (defined below)) serve as consideration in part for the restructuring of the OpCo business resulting in the deconsolidation of OpCo by Alibaba;

WHEREAS, subject to the terms and conditions of this Agreement, IPCo has agreed to issue to Alibaba an interest-free note due seven (7) years after the Effective Time, or sooner or later under certain circumstances, in the principal amount of Five Hundred Million Dollars (US$500,000,000), substantially in the form attached hereto as Exhibit A (the “IPCo Promissory Note”), the payment of which shall serve as consideration for the transfer of certain intellectual property held by Alibaba to OpCo or certain Persons designated by OpCo pursuant to Section 2.10;

WHEREAS, subject to the terms and conditions of this Agreement, JMY and JT have agreed to transfer in the aggregate Fifty Million (50,000,000) Alibaba Shares owned directly or indirectly by them (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations, reclassifications and the like) (collectively, the “Alibaba Share Collateral”) to IPCo;

WHEREAS, subject to the terms and conditions of this Agreement, IPCo shall pledge and mortgage the Alibaba Share Collateral to serve as collateral and secure certain payment obligations pursuant to a Legal Mortgage of Shares, substantially in the form attached hereto as Exhibit B (the “Legal Mortgage of Alibaba Shares”);

WHEREAS, subject to the terms and conditions of this Agreement, JMY and JT shall pledge and mortgage, or cause to be pledged and mortgaged, all of the authorized share capital of IPCo (the “IPCo Share Collateral”) to serve as collateral and secure certain payment obligations pursuant to a Legal Mortgage of Shares, substantially in the form attached hereto as Exhibit C (the “Legal Mortgage of IPCo Shares”, together with the Legal Mortgage of Alibaba Shares, the “Legal Mortgages”);

WHEREAS, subject to the terms and conditions of this Agreement, IPCo shall pledge all of its Assets to serve as collateral to secure certain payment obligations pursuant to a fixed and floating charge, substantially in the form attached hereto as Exhibit D (the “IPCo Asset Charge”);

WHEREAS, concurrently with the execution of this Agreement, Alibaba and OpCo have entered into a commercial agreement, pursuant to which Alibaba and its subsidiaries will have the right to receive services from OpCo and its subsidiaries on the terms specified therein, effective as of the Effective Time (the “Commercial Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Alibaba has entered into an agreement to license to OpCo certain technology and other intellectual property and to perform various software technology services for OpCo, effective as of the Effective Time (the “Intellectual Property License and Software Technology Services Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Alibaba and HoldCo have entered into a shared services agreement, pursuant to which Alibaba and HoldCo will provide certain administrative and support services to each other and their respective affiliates, in each case, on the terms set forth therein, effective as of the Effective Time (the “Shared Services Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Alibaba has entered into an option agreement with HoldCo, pursuant to which HoldCo shall be granted an option exercisable by HoldCo to acquire (or to designate any of its Affiliates to acquire) certain real estate or the equity interest in certain special purpose vehicles holding such real estate owned by Alibaba or Alibaba’s Subsidiaries, effective as of the Effective Time (the “Real Estate Option Agreement”); and

WHEREAS, subject to the terms and conditions of this Agreement, Alibaba, Yahoo! and Softbank shall execute a release agreement in favor of JMY, JT, SX, HoldCo and other parties referred to therein, which shall include a ratification of certain prior transactions of Alibaba, substantially in the form attached hereto as Exhibit E (the “Release Agreement” together with this Agreement, the IPCo Promissory Note, the Security Documents (as defined below), Commercial Agreement, Intellectual Property License and Software Technology Services Agreement, Shared Services Agreement, and the Real Estate Option Agreement, and together with the schedules, annexes and exhibits thereto, the “Transaction Documents”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Definitions.

(a) As used herein, the following terms shall have the following meanings:

“Account Pledge Agreements” means (a) the Account Collateral Pledge Agreement made between JMY, as pledgor, and a collateral agent for Alibaba, in the form attached as Annex A hereto, together with the “Control Agreements” referenced therein, and (b) the Account Collateral Pledge Agreement made between JT, as pledgor, and a collateral agent for Alibaba, in the form attached as Annex B hereto, together with the “Control Agreements” referenced therein.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Securities, by Contract or otherwise.

“Alibaba Business” means the business of Alibaba and its Subsidiaries (excluding, for the avoidance of doubt, the Business) as such businesses are conducted as of the date hereof, together with any and all logical extensions of the business of Alibaba and its Subsidiaries (other than extensions into the Business in the PRC).

“Alibaba Competitor” means any entity or person that directly or indirectly competes with Alibaba or any of its Subsidiaries in the Alibaba Business (or any portion thereof) in the Business Area at any time during the Restricted Period and/or whose business is or includes the Alibaba Business (or any portion thereof) in the Business Area; provided that for purposes of this definition, the “Alibaba Business” shall not include the provision of financing products, the issuance of benefits, discounts and virtual currency provided under loyalty programs (other than, in each case, group buying and online coupons related to group buying) and the provision of foreign exchange services.

“Alibaba Costs” means the consolidated pre-tax costs and expenses incurred by OpCo IT and its Subsidiaries in the course of providing the Software Technology Services.

“Alibaba Independent Actions” means: (i) under this Agreement and under each other Transaction Document (other than the Commercial Agreement, the Intellectual Property License and Software Technology Services Agreement and the Shared Services Agreement), all actions, consents, determinations, decisions, directions, approvals, enforcement of rights, authorizations, registrations, declarations and filings to be taken or made by Alibaba, or that are specified to be made or approved by the Independent Directors, and (ii) under the Commercial Agreement, the Intellectual Property License and Software Technology Services Agreement and the Shared Services Agreement, all actions, consents, determinations, decisions, directions, approvals, enforcement of rights, authorizations, registrations, declarations and filings specified in such agreements to be taken by, or with the unanimous approval of, the Independent Directors.

“Alibaba Shares” means ordinary shares of Alibaba, par value $0.000025 per share.

“Assets” means all assets, properties and rights (including Intellectual Property Rights) of every nature, kind and description, whether tangible or intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, and whether now existing or hereinafter acquired, and whether or not carried, reflected or specifically referred to, or of a nature that would be carried, reflected or specifically referred to, in a balance sheet.

“Beneficial Owner” of any Security means any Person who (i) directly or indirectly owns all or any part of such Security, (ii) has the ability to derive a financial benefit from such Security, (iii) has the ability to direct the voting or Transfer of all or any part of such Security (including any Person who is part of a larger committee or group that collectively has such ability), or (iv) has the right (present, contingent or otherwise, and with or without the passage of time, the occurrence of an event or upon one or more other conditions) to become a Person described in any of clauses (i), (ii) and (iii) of this definition.

“Business” means the business of providing payment and escrow services, including but not limited to the provision of payment accounts, processing, clearing, settlement, network and merchant acquisition services; pre-paid, credit or debit cards or accounts; escrow accounts and processing; and cash on delivery services, whether provided through online, mobile, electronic or physical means.

“Business Area” means the entire world.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Beijing, Hong Kong or the Cayman Islands are authorized or obligated by Laws to close.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with IFRS.

“Cash and Cash Equivalents” means cash, checks, money orders, marketable Securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by the United States or the PRC.

“Collateral” means, collectively, all the property (whether personal, real, mixed or otherwise) which is subject or is intended to become subject to the security interests or Liens granted by any of the Security Documents, including the Pledged Assets.

“Confidential Information” means information delivered by or on behalf of a Party to another Party or its Representatives (i) in connection with the Transactions that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Party as being confidential information of such delivering Party, or (ii) pursuant to Section 7.09, provided that such term does not include information that (a) was publicly known or otherwise known to such receiving Party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such receiving Party or any of its Representatives (and, in the case of JMY, JT, IPCo, HoldCo or OpCo, through no act or omission of any potential investor of OpCo or HoldCo), or (c) otherwise becomes known to such receiving Party other than through disclosure by the delivering Party or any Person with a duty to keep such information confidential.

“Contingent Consideration” means the aggregate value of any purchase price adjustment, earnout or other contingent consideration in respect of a Liquidity Event or Later Event, as applicable, paid to HoldCo, OpCo, any Subsidiary of OpCo or HoldCo or any Beneficial Owner of Securities of HoldCo, when paid.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“Distribution” means the transfer of Cash and Cash Equivalents or other Assets or rights by a Person to the Security owners of such Person with respect to their Securities, whether by dividend, distribution, capital decrease, or otherwise.

“Dollars” and “US$” shall each mean lawful money of the United States, and payments of Dollars or US$ described in this Agreement, when due, shall be made by wire transfer of immediately available funds.

“Enterprise Value of OpCo” means the Equity Value of OpCo plus its consolidated outstanding Indebtedness, less Cash and Cash Equivalents.

“Equity Value of OpCo” means, in the case of a Liquidity Event or Later Event, (a) the value of all Securities of OpCo outstanding immediately prior to consummation of such Liquidity Event or Later Event implied by the consideration for which the Securities or Assets are Transferred in such Liquidity Event or Later Event plus (b) Contingent Consideration; (provided that (i) any portion of the consideration described in foregoing clauses (a) and (b) consisting of marketable Securities traded on a securities exchange shall be valued at Fair Market Value and (ii) any portion of the items described in foregoing clauses (a) and (b) consisting of consideration other than marketable Securities traded on a securities exchange or cash, shall be valued according to the Valuation Procedure); provided, that if the Liquidity Event is a Qualified IPO, the Equity Value of OpCo shall be the pre-money valuation of all Securities of OpCo implied by the offering price in such Qualified IPO.

“Estate Planning Vehicles” means trusts formed by a Person for the sole benefit of such Person or such Person’s Family Members (including any holding company directly or indirectly held by such trusts), family limited partnerships and other Persons formed for the sole benefit of such Person and such Person’s Family Members.

“Fair Market Value” means (a) with respect to publicly traded Securities, the volume weighted average trading price of such Securities for the last thirty (30) consecutive trading days prior to the date on which the Fair Market Value is being measured, as reported by Bloomberg L.P., (b) with respect to cash in a currency other than Dollars, the value of such cash in Dollars based on the average spot exchange note for the last thirty (30) consecutive trading days prior to the date on which the Fair Market Value is being measured, as reported by Bloomberg L.P., or (c) with respect to any other Securities or other Assets, the fair market value, as of the date on which Fair Market Value is being measured, determined by the Valuation Procedure.

“Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person, and shall include adoptive relationships of the same type.

“Final Payment Date” means the date that the Liquidity Event Payment, Increase Payment and the IPCo Promissory Note have been paid in full.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any stock or securities exchange, or any multi-national, quasi-governmental or self-regulatory or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent,

(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,

(iii) to purchase property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or

(iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof.

“HoldCo Liquidity Event” means any of:

(a) a public offering covering the offer and sale of Securities of HoldCo;

(b) a Transfer of Beneficial Ownership of thirty-seven and one-half percent (37.5%) or more of the Securities of HoldCo, with such percentage determined on a fully-diluted basis, using the treasury stock method, with respect to either voting or economic rights, whether in a single transaction or in a series of transactions (whether related or unrelated); or

(c) a Transfer, whether in a single transaction or in a series of transactions (whether related or unrelated), of all or substantially all of the Assets of HoldCo (including, for the avoidance of doubt, shares or Assets of HoldCo’s Subsidiaries).

“HoldCo Shareholder” means each of JMY and each other Person who (i) is or becomes a “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of any Securities of HoldCo or (ii) has the right (present, contingent or otherwise, and with or without the passage of time, the occurrence of an event or upon one or more other conditions) to become a Person described in clause (i) of this definition.

“IFRS” shall mean International Financial Reporting Standards.

“Impact Payment” means a payment amount calculated as set forth in Schedule 7.1 to the Commercial Agreement.

“Indebtedness” of any Person at any date, means, without duplication,

(a) all indebtedness of such Person for borrowed money,

(b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business),

(c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d) all indebtedness created or arising under any conditional sale or other title retention agreement,

(e) all Capital Lease Obligations of such Person,

(f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements,

(g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above,

(h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and

(i) all obligations of such Person in respect of Swap Agreements.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.

“Independent Directors” means the members of the Alibaba board of directors designated by Yahoo! and Softbank and elected pursuant to the Shareholders Agreement (and not designated by any non-Affiliate of Yahoo! or Softbank who is a transferee of either of their Alibaba shares) taking action as described in Section 7.11; provided that if neither Yahoo! nor Softbank has a director designated and elected pursuant to the Shareholders Agreement, then the sole Independent Director shall be an individual designated by a single holder, or group of related holders acting together, of at least a majority of the outstanding Alibaba Shares.

“Intellectual Property” means all

(a) patents, patent applications, and patent disclosures, including all provisionals, reissuances, continuations, continuations-in-part divisions, revisions, extensions, reexaminations and counterparts thereof, inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto;

(b) trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, and all goodwill associated therewith and all applications, registrations, and renewals in connection therewith;

(c) copyrights, works of authorship and copyrightable works, including software, data and databases, website and other content, documentation and all applications, registrations, and renewals in connection therewith; and

(d) trade secrets, know-how, information and/or technology of any kind (including processes, procedures, research and development, ideas, concepts, formulas, algorithms, compositions, production processes and techniques, technical data, designs, drawings, specifications, research records and records of inventions).

“Intellectual Property Rights” means any and all rights with respect to Intellectual Property, throughout the world.

“Interest Rate” means two percent (2%) plus the two (2)-year U.S. Treasury rate as published in The Wall Street Journal New York edition on the date in the United States that the Initial Liquidity Event Payment is made or if such rate ceases to be available or is not published, the most closely comparable rate.

“IPCo Note Amount” means, at any date of determination, the total amount of principal outstanding and accrued unpaid interest under the IPCo Promissory Note as of such date.

“Joinder Parties” means those Persons who have executed a Joinder Agreement.

“Laws” means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or executive order of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement or rights of preemption of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity Event” means the earliest to occur of:

(a) a Qualified IPO;

(b) a Transfer of thirty-seven and one-half percent (37.5%) or more of the Securities of OpCo, with such percentage determined on a fully-diluted basis, using the treasury stock method, with respect to either voting or economic rights, whether in a single transaction or in a series of transactions (whether related or unrelated), to an Unrelated Third Party or to Unrelated Third Parties, pursuant to one or more bona fide arms-length negotiated agreements; and

(c) a bona fide sale and exit from the Business through a sale of all or substantially all of the Assets of OpCo (including, for the avoidance of doubt, shares or Assets of OpCo’s Subsidiaries), to an Unrelated Third Party or to Unrelated Third Parties, whether in a single transaction or in a series of transactions (whether related or unrelated), pursuant to one or more bona fide arms-length negotiated agreements.

“Management Group” means the specified or described management employees of Alibaba or OpCo listed on Schedule 1.01; provided that JMY shall not be deemed a member of the Management Group.

“MOFCOM” means the Ministry of Commerce of the People’s Republic of China.

“OpCo Competitor” means any entity or person that directly or indirectly competes with OpCo or any of its Subsidiaries in the Business (or any portion thereof) in the PRC at any time during the Restricted Period and/or whose business is or includes the Business (or any portion thereof) in the PRC; provided, that for purposes of this definition, the “Business” shall not include the activities described in Section 7.13(a)(iii).

“OpCo Group” means OpCo and its Subsidiaries.

“OpCo IT” means Alipay (China) Information Technology Co. Ltd.

“Other Group” means Subsidiaries of HoldCo or other Persons in which HoldCo directly or indirectly owns Securities or other economic interests but excluding the OpCo Group.

“PBOC” means the headquarters of the People’s Bank of China located in Beijing and not, for the avoidance of doubt, any regional or local office of the People’s Bank of China.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Governmental Authority or any other type of entity.

“PRC” means the People’s Republic of China (for the purpose of this Agreement, not including Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan).

“PRC Antitrust Laws” means the Antimonopoly Laws of the People’s Republic of China, and various regulations and rules promulgated by the China State Council and various ministerial level government departments that are relevant for the implementation and enforcement of the Antimonopoly Laws.

“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, inquiry, or investigation (whether civil, criminal, administrative or otherwise) by any Person or Governmental Authority.

“Qualified IPO” means an initial public offering, covering the offer and sale of Securities of OpCo, provided that: (i) the aggregate gross proceeds to OpCo and HoldCo are not less than Seven Hundred Fifty Million Dollars (US$750,000,000) and (ii) immediately following such offering, the Securities of OpCo sold in the offering are listed on the largest capitalization listing tier of any of the following: New York Stock Exchange, NASDAQ, London Stock Exchange, Hong Kong Stock Exchange, Shenzhen Stock Exchange or Shanghai Stock Exchange (for example, as of the date of this Agreement, for NASDAQ, the NASDAQ Global Select Market or for the London Stock Exchange, Main Market Primary Listing).

“Related Party” of any Person means:

(a) any Person who, individually or as part of a group, Beneficially Owns more than five percent (5%) of the Securities of such Person, determined on a fully-diluted basis, using the treasury stock method,

(b) any officer or director, or individual performing an equivalent function, of such Person or any Person named in clause (a),

(c) any Family Member of any such Person or any Person named in clause (a) or (b), or

(d) any other Person in which any Person named in clauses (a), (b) or (c) Beneficially Owns more than twenty percent (20%) of the Securities of such Person, determined on a fully-diluted basis, using the treasury stock method.

“Related Party Transaction” means any transaction or Contract between (a) HoldCo, OpCo, IPCo or any Person in which HoldCo, OpCo, or IPCo Beneficially Owns more than twenty percent (20%) of the Securities of such Person, determined on a fully-diluted basis, using the treasury stock method, on the one hand, and (b) HoldCo, OpCo, IPCo or any Related Party of HoldCo, OpCo or IPCo on the other hand, other than (x) as required by the Transaction Documents or (y) any transaction or Contract between the Other Group and any Person who is a Related Party of HoldCo (disregarding for this purpose clause (d) of the definition of “Related Party”).

“Representatives” means a Person’s Affiliates, directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Royalty” has the meaning set forth for such term in the Intellectual Property License and Software Technology Services Agreement.

“SAFE” means the State Administration of Foreign Exchange of the People’s Republic of China.

“Securities” means any equity capital or equity security, and rights, options or warrants or other Contracts to purchase any equity capital or equity security, and any equity capital or equity securities or Contracts of any type whatsoever that are, or may become, convertible into or exchangeable for such equity capital or equity security or that derive value, in whole or in part, from any equity capital or equity security (including Swap Agreements), or represent the right to share in the profits, income or revenues of the relevant Person.

“Security Documents” means the Legal Mortgages, the IPCo Asset Charge and, upon its execution, any Shortfall Security Document; provided, that for purposes of Sections 4.13, 7.15(n), 8.02(c) and 8.03(f) this definition shall not include a Shortfall Amount Mortgage.

“Shareholders Agreement” means Alibaba’s Shareholders Agreement, dated as of October 24, 2005, as amended.

“Software Technology Services Fee” has the meaning set forth for such term in the Intellectual Property License and Software Technology Services Agreement.

“Solvent” means, with respect to any Person, that:

(i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its Liabilities (including the present value of contingent and unliquidated Liabilities),

(ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable Liabilities as they become absolute and matured,

(iii) such Person has adequate capital to carry on its business, and

(iv) such Person has not incurred Liabilities beyond its ability to pay such Liabilities as they mature.

In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances known at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Subsequent Liquidity Event” means, following a First Event, the earliest to occur of:

(a) a Qualified IPO;

(b) a Transfer of thirty-seven and one-half percent (37.5%) or more of the Securities of OpCo, with such percentage determined on a fully-diluted basis, using the treasury stock method, with respect to either voting or economic rights, whether in a single transaction or in a series of related transactions (whether related or unrelated), to an Unrelated

Third Party or to Unrelated Third Parties, pursuant to one or more bona fide arms-length negotiated agreements;

(c) a bona fide sale and exit from the Business through a sale of all or substantially all of the Assets of OpCo, to an Unrelated Third Party or to Unrelated Third Parties, whether in a single transaction or in a series of related transactions (whether related or unrelated), pursuant to one or more bona fide arms-length negotiated agreements; and

(d) a HoldCo Liquidity Event.

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interest held through a VIE Structure or other contractual arrangements, or (iii) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Swap Agreement” means any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or Securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“SX” means Xie Shihuang.

“Tax” or “Taxes” means any federal, state, county, national, provincial, local, or foreign tax (including transfer taxes), charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto.

“Transaction Expenses” means all expenses incurred in connection with the applicable transaction, including underwriting fees as applicable, provided that such expenses are customary and within a reasonable range.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer” means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, or by forward or reverse merger, directly or indirectly; provided, that in no event shall a Transfer of any HoldCo Securities (other than a HoldCo Security that disproportionately derives its value from the value of OpCo (including tracking stock)) be deemed to be a Transfer of any OpCo Securities.

“United States” means the United States of America.

“Unrelated Third Party” means any Person that is not a Related Party.

“VIE Structure” means the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor (or a foreign invested enterprise incorporated in the PRC) and/or its onshore WFOE pursuant to which the non-PRC investor achieves control of the onshore PRC operating entity and also consolidates the financials of the onshore PRC entity with those of the offshore non-PRC investor.

“WFOE” means wholly foreign owned enterprise formed under the Laws of the PRC.

Each of the following terms is defined in the Section set forth opposite of such term:

TERM	SECTION

6th Anniversary	Section 2.09(f)
7th Anniversary	Section 2.09(f)
Additional Alibaba Shares	Section 7.15(l)
Agreement	Preamble
Alibaba	Preamble
Alibaba Bank	Section 10.16
Alibaba Share Collateral	Recitals
Alibaba Share Pledge	Section 7.15(k)
beneficially own	Section 7.13(a)(i)
Benefit	Section 7.08
Benefiting Party	Section 7.08
Ceiling Amount	Section 2.09(b)(ii)
Ceiling Amount Increase	Section 2.09(f)
Claimant	Section 10.09(b)
Closing	Section 2.13
Collateral Agent	Section 7.15(j)
Commercial Agreement	Recitals
Cross-License Agreement	Section 2.10(c)
Detriment	Section 7.08
Directors’ Appointee	Section 7.12
Disclosure Letter	ARTICLE IV

Effective Time	Section 2.13
Excluded Assets	Section 2.02(a)
Existing IP Agreements	Section 7.15(p)
Fee Letter	Section 7.15(j)
First Event	Section 2.09(c)
Floor Amount	Section 2.09(b)(i)
Floor Amount Increase	Section 2.09(f)
HoldCo	Preamble
HoldCo Bank	Section 10.16
HoldCo Permitted Operations	Section 7.03(d)
ICC	Section 10.09(a)
Increase Payment	Section 2.09(f)
Initial Banks	Section 10.16
Initial Liquidity Event Payment	Section 2.09(d)(ii)
Initial Make-Whole Payment	Section 2.09(d)(iv)
Intellectual Property License and Software Technology Services Agreement	Recitals
IPCo	Preamble
IPCo Asset Charge	Recitals
IPCo Promissory Note	Recitals
IPCo Share Collateral	Recitals
IPO Transfer	Section 2.10(b)
JMY	Preamble
JT	Preamble
Later Event	Section 2.09(c)
Legal Mortgage of Alibaba Shares	Recitals
Legal Mortgage of IPCo Shares	Recitals
Legal Mortgages	Recitals
Liquidity Event Payment	Section 2.09(a)
Make-Whole Payment	Section 2.09(c)
Management Group Schedule	Section 7.05(a)
Meeting Notice	Section 7.11(b)
Non-Benefiting Party	Section 7.08
OpCo	Preamble
Outside Date	Section 9.01(a)(ii)
Parties	Preamble
Party	Preamble
Pledged Assets	Section 7.15(l)
PwC	Section 8.03(m)
Real Estate Option Agreement	Recitals
Regulatory Approvals	Section 7.02(a)
Release Agreement	Recitals
Request	Section 10.09(b)
Respondent	Section 10.09(b)
Restricted Period	Section 7.13(a)
Retained Business Assets	Section 2.02(b)
Retained Business Liabilities	Section 2.05

Retained Entity	Section 2.02(b)
Retained Equity Interests	Section 2.02(b)
Shared Services Agreement	Recitals
Shortfall Amount	Section 7.15(l)
Shortfall Amount Mortgage	Section 7.15(l)
Shortfall Security Documents	Section 7.15(l)
Softbank	Preamble
Substitution	Section 7.15(l)
Third Bank	Section 10.16
Total Taxes	Section 2.09(h)
Transaction Documents	Recitals
Transaction Meeting	Section 7.11(a)
Transferred Entity	Section 2.01(b)
Transferred Equity Interests	Section 2.01(b)
US Collateral	Section 7.15(l)
Valuation Procedure	Section 10.16
Yahoo!	Preamble

Section 1.02 Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding e-mail communications);

(b) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neutral genders and vice versa;

(c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d) references to “day” or “days” are to calendar days;

(e) references to this “Agreement” or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(f) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(g) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement;

(h) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(i) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(j) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

Section 1.03 Schedules, Annexes and Exhibits. The Schedules, Annexes and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Annex or Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

ARTICLE II

TRANSFERS AND PAYMENT

Section 2.01 Transfers Prior to the Effective Time; Transfer of the Transferred Equity Interests to OpCo.

(a) Prior to the Closing, Alibaba shall undertake, and cause its Subsidiaries to undertake, the internal restructuring steps set forth on Schedule 2.01(a), provided that such restructuring steps may be effected after the Closing if any regulatory approvals required in connection with the steps set forth on Schedule 2.01(a) have not been obtained prior to the Closing.

(b) Upon the terms and subject to the conditions set forth herein, at the Closing, Alibaba and its Subsidiaries shall convey, assign and transfer to OpCo, and OpCo shall acquire and accept from Alibaba and its Subsidiaries, all of Alibaba’s right, title and interest in and to all of the outstanding equity of the entity set forth on Schedule 2.01(b) (such entity, the “Transferred Entity,” and the equity in such entity, collectively, the “Transferred Equity Interests”), provided that the transfer of the Transferred Equity Interests pursuant to this Section 2.01(b) may be effected after the Closing if any regulatory approvals required in connection with the transfer of the Transferred Equity Interests have not been obtained prior to the Closing.

Section 2.02 Excluded Assets of the Business.

(a) Notwithstanding any provision in this Agreement to the contrary, OpCo shall not acquire from Alibaba or any of its Subsidiaries at the Closing any assets of the Business or of Alibaba or any of its Subsidiaries other than the Transferred Equity Interests (the “Excluded Assets”).

(b) Subject to Section 2.10 but notwithstanding any other provision in this Agreement to the contrary, OpCo shall not acquire from Alibaba or any of its Subsidiaries any asset or right to the outstanding equity of the entities set forth on Schedule 2.02(b) (each such entity, a “Retained Entity,” and the equity in such entities, collectively, the “Retained

Equity Interests”) or to any other assets set forth and described on Schedule 2.02(b) (collectively, including the Retained Equity Interests, the “Retained Business Assets”). Alibaba (and any of its applicable Subsidiaries) shall solely and exclusively own and continue to own all right, title and interest in and to the Retained Business Assets until such time when the Retained Business Assets shall be transferred to OpCo pursuant to Section 2.10.

(c) After the Effective Time, HoldCo and OpCo shall take all actions (or shall cause their respective Affiliates to take all actions) reasonably requested by Alibaba to effect the provisions of this Section 2.02, including the prompt return of any Excluded Assets and/or Retained Business Assets, that were owned by Alibaba or any of its Subsidiaries and were transferred at any time prior to the Closing or inadvertently at Closing (which Excluded Assets and/or Retained Business Assets HoldCo and OpCo or their respective Affiliates shall be deemed to hold in trust for the benefit of Alibaba or its Subsidiaries until returned to Alibaba or its Subsidiaries).

Section 2.03 [Reserved].

Section 2.04 Assumption of Certain Obligations of the Business. Upon the terms and subject to the conditions of this Agreement, OpCo agrees, effective as of the Closing, to assume from Alibaba and its Subsidiaries, any Liabilities (known or unknown) not already assumed, primarily related to the conduct of the Business including without limitation those set forth on Schedule 2.04 other than the Retained Business Liabilities.

Section 2.05 Retained Liabilities of the Business. Notwithstanding any provision in this Agreement to the contrary, Alibaba and its Subsidiaries shall retain and be responsible only for the Liabilities relating to the business of the Retained Entities (the “Retained Business Liabilities”). The Retained Business Liabilities shall remain the sole and exclusive obligation of Alibaba or any of its Subsidiaries until such time when the Retained Equity Interests shall be transferred to OpCo pursuant to Section 2.10.

Section 2.06 HoldCo IP Assets. As soon as reasonably practical following the Effective Time but no sooner than OpCo has received an internet content provider license, HoldCo shall convey, assign and transfer to OpCo, and OpCo shall acquire and accept from HoldCo, HoldCo’s right title and interest in and to all of HoldCo’s trademarks and domain names relating to the Business.

Section 2.07 [Reserved]

Section 2.08 Transfer of Employees.

(a) At or prior to the Closing, Alibaba agrees to engage in the internal transfers of employees of Alibaba and its Subsidiaries set forth on Schedule 2.08(a).

(b) At or prior to the Final Payment Date, each of Alibaba and OpCo agrees that, from time to time, if HoldCo notifies them that such transfer is necessary in connection with HoldCo’s regulatory compliance, OpCo shall transfer to OpCo IT any employees of itself and/or its Subsidiaries and Alibaba shall cause OpCo IT to transfer to OpCo any employees of OpCo IT and/or OpCo IT's Subsidiaries, that (i) prior to such transfer are primarily dedicated to the Business and (ii) HoldCo designates for such transfer. All transfer, severance, Taxes or other costs and expenses associated with such transfers under this Section 2.08(b) shall be borne by HoldCo (or reimbursed by HoldCo to OpCo IT or Alibaba).

(c) In the case of each transfer described in Sections 2.08(a) and (b) above, such transfer will be subject to the consent of each affected employee, and the failure to procure the consent of any employee to such transfer will not constitute a breach of this Section 2.08 by Alibaba or OpCo. Alibaba and OpCo shall use reasonable efforts to encourage employees to consent to such transfers, provided that, without limitation, “reasonable efforts” shall not, for purposes of this sentence, require any party to offer any payment or increase in compensation. Except with respect to the transfer, severance, Taxes or other costs and expenses associated with transfers pursuant to Section 2.08(b), OpCo shall reimburse Alibaba and its Subsidiaries for any expense or liability incurred in connection with such transfers.

Section 2.09 Liquidity Event Payment Right.

(a) Upon the occurrence of a Liquidity Event, HoldCo shall immediately become obligated, at the times and in the manner provided for herein, to pay to Alibaba an amount (as adjusted herein, the “Liquidity Event Payment”) equal to:

(i) Thirty-seven and one-half percent (37.5%) of the Equity Value of OpCo less

(ii) Five Hundred Million Dollars (US$500,000,000).

For the avoidance of doubt, HoldCo shall not be required to pay the Liquidity Event Payment more than once.

(b) Irrespective of the Equity Value of OpCo in a Liquidity Event, in no circumstances shall the Liquidity Event Payment plus Five Hundred Million Dollars (US$500,000,000) be:

(i) less than Two Billion Dollars (US$2,000,000,000) (as increased by any Floor Amount Increase, the “Floor Amount”), or

(ii) greater than Six Billion Dollars (US$6,000,000,000) (as increased by any Ceiling Amount Increase, the “Ceiling Amount”).

For the avoidance of doubt, it is understood that the Floor Amount and the Ceiling Amount shall not limit the amount of the Impact Payment, if any.

(c) If, following a Liquidity Event described solely by clause (b) of the definition thereof that represents a Transfer of thirty-seven and one-half percent (37.5%) or more (but less than one hundred percent (100%)) of the Securities of OpCo (a “First Event”), a Subsequent Liquidity Event occurs within three (3) years after the date of the First Event (a “Later Event”), then as soon as reasonably practicable and in any event within ninety (90) days following the consummation of the Later Event, HoldCo shall (and in a Later Event constituting a HoldCo Liquidity Event, the HoldCo Shareholders shall or shall cause HoldCo to, provided that each HoldCo Shareholder other than JMY shall be severally but not jointly liable for the obligations set forth in this parenthetical, pro rata in accordance with the proportion of the amount of HoldCo Securities owned by such HoldCo Shareholder to the amount of all HoldCo Securities held by all HoldCo Shareholders who are obligated under this parenthetical; and provided further that JMY shall be jointly and severally liable for the obligations set forth in this parenthetical) pay to Alibaba an amount (the “Make-Whole Payment”) equal to the excess, if any, of (i) thirty-seven and one-half percent (37.5%) of the Equity Value of OpCo in the Later Event less Five Hundred Million Dollars (US$500,000,000), over (ii) the Liquidity Event Payment from the First Event; provided, that no more than one Later Event shall trigger a Make-Whole Payment. For the avoidance of doubt, in no event shall a Make-Whole Payment be made if the Liquidity Event Payment, had it been calculated with reference to the Later Event rather than the First Event, plus Five Hundred Million Dollars (US$500,000,000), would have been less than the Floor Amount. The foregoing notwithstanding, the Make-Whole Payment shall be reduced as necessary to ensure that the sum of the Liquidity Event Payment plus the Make-Whole Payment plus Five Hundred Million Dollars (US$500,000,000) does not exceed the Ceiling Amount. For the avoidance of doubt, the Make-Whole Payment shall not be required to be paid more than once.

(d) (i) In the event of a Liquidity Event the proceeds of which (net of Transaction Expenses and applicable taxes payable by OpCo or HoldCo) are in excess of or equal to the Liquidity Event Payment amount plus the associated Impact Payment amount, if any, plus the IPCo Note Amount, if any, HoldCo will pay the Liquidity Event Payment, the associated Impact Payment, if any, and HoldCo (on behalf of IPCo) or IPCo will pay the IPCo Note Amount, if any, in each case to Alibaba as soon as reasonably practicable and in any event within ninety (90) days following the consummation of such Liquidity Event; provided, that any portion of the Liquidity Event Payment arising due to any Contingent Consideration shall be paid by HoldCo to Alibaba as soon as reasonably practicable following the payment of such Contingent Consideration and in any event within ninety (90) days of the payment of such Contingent Consideration.

(ii) In the event of a Liquidity Event the proceeds of which (net of Transaction Expenses and applicable taxes payable by OpCo or HoldCo) are less than the Liquidity Event Payment amount plus the associated Impact Payment amount, if any, plus the IPCo Note Amount, if any, HoldCo will pay all of the proceeds of the Liquidity Event (net of Transaction Expenses and applicable taxes payable by OpCo or HoldCo) to Alibaba (the “Initial Liquidity Event Payment”) as soon as reasonably practicable and in any event within ninety (90) days following the consummation of such Liquidity Event, with the remainder of the Liquidity Event Payment plus the associated Impact Payment, if any, plus the IPCo Note Amount after giving effect to the Initial Liquidity Event Payment, if any, to be paid in three (3) equal installments due twelve (12), eighteen (18) and twenty-four (24) months after the date of such Liquidity Event; provided, that any portion of the Initial Liquidity Event Payment and the remainder of the Liquidity Event Payment arising in each case due to any Contingent Consideration shall be paid to Alibaba as soon as reasonably practicable following the payment of such Contingent Consideration and in any event within ninety (90) days of the payment of such Contingent Consideration. HoldCo shall apply the Initial Liquidity Event Payment, in the discretion of HoldCo, either (x) to the satisfaction of the IPCo Note Amount (which may be accomplished by the contribution or loan to IPCo of the funds resulting from the Liquidity Event, provided that IPCo shall promptly deliver all of such funds to Lender (as defined in the IPCo Promissory Note) as payments to be applied toward the satisfaction of the IPCo Note Amount), prior to the satisfaction of the other payments due hereunder or (y) ratably to the satisfaction of the IPCo Note Amount, Impact Payment, if any, and the Liquidity Event Payment; provided, that any amount applied to the satisfaction of the IPCo Note Amount shall be deemed paid on behalf of IPCo pursuant to the IPCo Promissory Note; provided, further, that Holdco shall be deemed to have elected to apply the Initial Liquidity Event Payment pursuant to the foregoing clause (x), and IPCo shall accordingly be deemed to be in payment default in respect of the IPCo Promissory Note to the extent of the lesser of the IPCo Note Amount and the Initial Liquidity Event Payment, if Holdco shall not have applied the Initial Liquidity Event Payment as set forth above within ninety (90) days of the occurrence of a Liquidity Event. IPCo shall pay the IPCo Note Amount, after giving effect to the foregoing election, ratably with the other applicable obligations on the installment dates referred to above; provided, that in any event IPCo shall pay the IPCo Note Amount in full no later than the twenty-fourth (24th) month following the date of said Liquidity Event.

(iii) In the event of a Later Event the proceeds of which (net of Transaction Expenses and applicable taxes payable by OpCo or HoldCo) are in excess of or equal to the Make-Whole Payment amount plus the associated Impact Payment amount, if any, HoldCo will pay the Make-Whole Payment plus the associated Impact Payment, if any, to Alibaba as soon as reasonably practicable and in any event within ninety (90) days following the consummation of such Later Event; provided, that any portion of the Make-Whole Payment arising due to any Contingent Consideration shall be paid to Alibaba as soon as reasonably practicable following the payment of such Contingent Consideration and in any event within ninety (90) days of the payment of such Contingent Consideration.

(iv) In the event of a Later Event the proceeds of which (net of Transaction Expenses and applicable taxes payable by OpCo or HoldCo) are less than the Make-Whole Payment amount plus the associated Impact Payment amount, if any, HoldCo will pay all of the proceeds of the Later Event (net of Transaction Expenses and applicable taxes payable by OpCo or HoldCo) to Alibaba (the “Initial Make-Whole Payment”) as soon as reasonably practicable and in any event within ninety (90) days following the consummation of such Later Event, with the remainder of the Make-Whole Payment plus the associated Impact Payment, if any, to be paid in three (3) equal installments due twelve (12), eighteen (18) and twenty-four (24) months after the date of such Later Event; provided, that any portion of the Initial Make-Whole Payment and remainder of the Make-Whole Payment arising in each case due to any Contingent Consideration shall be paid to Alibaba as soon as reasonably practicable following the payment of such Contingent Consideration and in any event within ninety (90) days of the payment of such Contingent Consideration.

(v) Following a Liquidity Event or Later Event, interest shall (A) accrue daily at an annual rate equal to the Interest Rate on the aggregate unpaid amount of the Liquidity Event Payment and/or Make-Whole Payment, associated Impact Payment, if any, and the IPCo Note Amount, if any, (B) compound monthly (provided, that the monthly rate will be calculated so that the effective annual rate remains the rate set forth in clause (A)), (C) be paid by HoldCo in arrears on each date on which payment is made, and (D) be computed on the basis of a three hundred sixty (360)-day year comprised of twelve (12) thirty (30)-day months.

(e) If the full Liquidity Event Payment is not made immediately upon such Liquidity Event, and if the Intellectual Property License and Software Technology Services Agreement remains in effect following the Liquidity Event pursuant to its terms, then all fees paid thereunder (including the Royalty and Software Technology Services Fee, but excluding the Alibaba Costs) shall then and thereafter be applied to and credited towards the Liquidity Event Payment then due and interest thereon.

(f) If a Liquidity Event does not occur within six (6) years of the Effective Time (the “6th Anniversary”), the Floor Amount shall be increased by ten percent (10%) on the 6th Anniversary, and shall be increased by ten percent (10%) on each subsequent anniversary thereafter until a Liquidity Event occurs (the “Floor Amount Increase”). If a Liquidity Event does not occur within seven (7) years of the Effective Time (the “7th Anniversary”), the Ceiling Amount shall be increased by five percent (5%) on the 7th Anniversary, and shall be increased by five percent (5%) on each subsequent anniversary thereafter until a Liquidity Event occurs (the “Ceiling Amount Increase”). The Floor Amount Increase and the Ceiling Amount Increase shall be non-compounding and calculated as the prescribed percentage of the original Floor Amount or the original Ceiling Amount, as the case may be, net of any amounts paid under the IPCo Promissory Note prior to each relevant anniversary. On the 7th Anniversary, HoldCo shall pay to Alibaba the Floor Amount Increase for the 6th Anniversary and the 7th Anniversary, if any. On each subsequent anniversary following the 7th Anniversary, HoldCo shall pay to Alibaba the Floor Amount Increase occurring on such anniversary, if any (each such payment, an “Increase Payment”). Any Increase Payment paid by HoldCo to Alibaba (or Alibaba’s designated Subsidiaries, if applicable) shall be credited against HoldCo’s obligation to make the Liquidity Event Payment and shall reduce the aggregate amount of the Liquidity Event Payment otherwise payable by HoldCo.

(g) All payments to be made to Alibaba pursuant to this Section 2.09, as well as the Impact Payment, shall be made (x) to Alibaba or, if permitted by Law, one or more of Alibaba’s designated Subsidiaries, at Alibaba’s direction, in Dollars (or, at Alibaba’s direction and if permitted by Law, PRC currency) or (y) if the payment directed by Alibaba in clause (x) is not permitted by Law, then as mutually agreed upon in writing by HoldCo and Alibaba, such agreement not to be unreasonably withheld, conditioned or delayed by either party.

(h) If the total Taxes required by any Laws to be deducted, withheld, paid, or incurred by any Person, in connection with any payment to be made to Alibaba or any of its Subsidiaries pursuant to this Section 2.09 (“Total Taxes”) exceed the Taxes under PRC Law that would have been imposed if such payment had been paid by HoldCo directly to Alibaba and subject to Tax at the then-applicable withholding, income or similar Tax rate on capital gains with respect to sales of equity in PRC companies by foreign investors, then the payment shall be increased so that Alibaba receives (and is entitled to retain), after deduction, withholding or payment for or on account of such Total Taxes as the case may be (including deduction, withholding or payment applicable to additional sums payable under this sentence), the full amount of the payment that would have been received if such payment had been paid by HoldCo directly to Alibaba and subject to Tax under PRC Law at the then-applicable withholding, income, or similar Tax rate on capital gains with respect to sales of equity in PRC companies by foreign investors.

Section 2.10 Transfers Upon Final Payment Date.

(a) On or as soon as reasonably practicable after the Final Payment Date, Alibaba and its Subsidiaries shall convey, assign and transfer to OpCo or to another Person designated by OpCo, and OpCo or such other Person shall acquire and accept from Alibaba and its Subsidiaries, the Retained Business Assets (subject to Section 2.10(c)).

(b) Notwithstanding Section 2.10(a), if the relevant stock exchange or securities regulatory authority requires, in order to obtain its approval for a Qualified IPO, that any of the Retained Business Assets or Retained Business Liabilities, including Retained Equity Interests or some but not all of the assets and/or liabilities of one or more Retained Entities, must be transferred to OpCo prior to the Final Payment Date, such Retained Business Assets and Retained Liabilities (including, if necessary, some but not all of the assets and/or liabilities of one or more Retained Entities) will be transferred to OpCo (subject to Section 2.10(c), in the case of the Retained Business Assets) within the time such transfer is required by such Governmental Authority to be completed in order to approve such Qualified IPO (the “IPO Transfer”), in which case, however, the Royalty and Software Technology Services Fee (excluding Alibaba Costs incurred by any of the Retained Entities from and after the date that such Retained Entities have been transferred to OpCo) will continue to be paid (and not credited against the Liquidity Event Payment) until the closing of the Qualified IPO; provided, that if OpCo would not be permitted by applicable Laws to continue paying the Royalty or the Software Technology Services Fee (excluding Alibaba Costs incurred by any of the Retained Entities from and after the date that such Retained Entities have been transferred to OpCo) following the IPO Transfer, then it shall be a condition of the Parties’ obligation to effect the IPO Transfer that the Parties’ shall have negotiated a mutually agreeable prepayment by HoldCo of the estimated Royalty and Software Technology Services Fee (but excluding the Alibaba Costs incurred by any of the Retained Entities from and after the date that such Retained Entities have been transferred to OpCo) for the fifteen (15) month period following the IPO Transfer and, if the Qualified IPO closed prior to the end of such fifteen (15) month period, the recipients of such prepayment shall refund a portion of such amount proportional to the percentage of such fifteen (15) month period remaining; provided, however, that if the Qualified IPO does not close within fifteen (15) months of the IPO Transfer, OpCo shall, at Alibaba’s request, transfer all such Retained Business Assets and Retained Business Liabilities back to Alibaba and/or the Alibaba Subsidiaries designated by Alibaba as the recipients of all or a portion of such transfer. For the avoidance of doubt, OpCo shall have no obligation to transfer such Retained Business Assets and Retained Business Liabilities back to Alibaba and/or Alibaba’s Subsidiaries if the Final Payment Date has occurred within the fifteen (15) month period following the IPO Transfer.

(c) The conveyance, assignment or transfer of any Retained Business Assets to OpCo or any other Person pursuant to this Section 2.10 will be conditioned on the execution and delivery by Alibaba, on the one hand, and OpCo and such other Person, on the other hand, of a cross-license agreement (the “Cross-License Agreement”), to become effective contemporaneously with the effectiveness of such conveyance, assignment or transfer, pursuant to which each of Alibaba and OpCo will receive a license to such Intellectual Property and Intellectual Property Rights as is set forth in such cross-license agreement which (i) as of the effective date of such conveyance, assignment or transfer, are owned or licensable by the licensor party and (ii) were used in the course of the licensee’s business under and in accordance with a license from the licensor party, or owned by the licensee party, during the term of the Intellectual Property License and Software Technology Services Agreement. Alibaba and OpCo shall agree to a mutually acceptable form of Cross-License Agreement at or prior to the Effective Time on substantially the terms set forth in Schedule 2.10 and on such other mutually agreed terms that are customary for agreements of this type and consistent with the terms set forth in Schedule 2.10.

Section 2.11 Demand Liquidity Event. At any time following the 10th anniversary of the Effective Time, in the event that no Liquidity Event has yet occurred, Alibaba will have the right, upon written direction to HoldCo, to cause HoldCo and OpCo to use their best efforts to effect a Liquidity Event as soon as practicable but in any event no later than one hundred eighty (180) days from HoldCo’s receipt of such written notice, and the controlling HoldCo Shareholders shall use all reasonable efforts to facilitate such Liquidity Event, provided that HoldCo and OpCo have no obligation to effect a Liquidity Event (and the HoldCo Shareholders shall have no obligation to facilitate) unless the Equity Value of OpCo or the Enterprise Value of OpCo in such Liquidity Event would be in excess of One Billion Dollars (US$1,000,000,000). In the circumstance of a Liquidity Event pursuant to this Section 2.11, the Chief Executive Officer of HoldCo shall determine in his sole discretion which form of Liquidity Event to effect, provided, that if the Chief Executive Officer of HoldCo fails to so elect within ninety (90) days of notice by Alibaba, then Alibaba shall have the right to so elect the Liquidity Event in its sole discretion. The Floor Amount will not apply to any Liquidity Event requested by Alibaba under this Section 2.11 (except in the case where the Liquidity Event is effected by means of a Transfer of more than thirty-seven and one-half percent (37.5%) but less than one hundred percent (100%) of the Securities of OpCo, with such percentage determined on a fully-diluted basis, using the treasury stock method to an Unrelated Third Party or to Unrelated Third Parties, pursuant to one or more bona fide arms-length negotiated agreements, in which case the Floor Amount will apply), but otherwise the provisions of this Agreement regarding a Liquidity Event shall apply.

Section 2.12 Commercial Agreement. Concurrently with the execution of this Agreement, the Commercial Agreement will be entered into pursuant to which OpCo agrees to provide payment processing services to Alibaba and its Subsidiaries (including Taobao Marketplace and Taobao Mall) on preferential terms. The fees to be paid by Alibaba and its Subsidiaries to OpCo for the services provided under the Commercial Agreement will take into account Alibaba and its Subsidiaries’ status as large volume customers and will be approved on an annual basis by the Independent Directors. The Commercial Agreement will be non-exclusive and will remain in effect for an auto-renewing fifty (50)-year term, subject to Alibaba’s right to terminate upon one year’s prior written notice. If in connection with a public offering of OpCo, the Commercial Agreement is required by applicable regulatory authorities to be modified, a one-time payment, the Impact Payment, may be payable by HoldCo to Alibaba to compensate Alibaba for the overall impact of such adjustment.

Section 2.13 Intellectual Property License and Software Technology Services Agreement. Concurrently with the execution of this Agreement, the Intellectual Property License and Software Technology Services Agreement will be entered into pursuant to which Alibaba will license to OpCo certain intellectual property and technology and provide certain software technology services to OpCo and its Subsidiaries. OpCo will pay to Alibaba (a) a royalty equal to a certain percentage of the consolidated revenue of OpCo and its subsidiaries and (b) a software technology services fee. The royalty and the software technology services fee consist of an expense reimbursement and a 49.9% share of the consolidated pre-tax income of OpCo and its Subsidiaries. This percentage reflects the existing relative function, risk and asset profiles of the parties, and such percentage will decrease upon certain dilutive equity issuances by OpCo and HoldCo; provided, however, that such percentage shall not be reduced below 30%. The Intellectual Property License and Software Technology Services Agreement shall terminate upon the earlier to occur of (i) such time as it may be required to be terminated by applicable regulatory authorities in connection with a Qualified IPO and (ii) the Final Payment Date.

Section 2.14 Closing. All transactions described herein (except any components of which are explicitly provided to be effected at a later time) shall be effective at the same time upon the satisfaction of conditions precedent to this Agreement and the other Transaction Documents (the “Closing”), and all such transactions (except any components of which are explicitly provided to be effected at a later time) must be effective as a condition for any transaction described herein to be deemed effective. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, at 10:00 A.M. (Hong Kong time), no later than the second (2nd) Business Day following the satisfaction or waiver of the conditions precedent specified in Article VIII and the other Transaction Documents (other than the conditions to be satisfied at the Effective Time, but subject to the waiver or satisfaction of such conditions), or at such other times and places as the Parties may mutually agree in writing. The time and date on which the Closing occurs is called the “Effective Time”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ALIBABA

Alibaba hereby represents and warrants to each of the other Parties as of the date hereof as follows:

Section 3.01 Authority; Binding Effect.

(a) Alibaba has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Alibaba of this Agreement, and the performance by Alibaba of its obligations hereunder, have been duly authorized by all requisite corporate action on the part of Alibaba. The execution and delivery by Alibaba (or those of its Affiliates that are parties to such agreements) of the other Transaction Documents, and the performance by Alibaba (or those of its Affiliates that are parties to such agreements) of its obligations thereunder, have been duly authorized by all requisite corporate or other action on the part of Alibaba (or those of its Affiliates that are parties to such agreements).

(b) The Transaction Documents, when executed and delivered by Alibaba (or, in the case of certain Transaction Documents, those of Alibaba’s Affiliates that are parties to such agreements), assuming due execution and delivery hereof by each of the other parties hereto and thereto, constitute valid and binding obligations of Alibaba (or such Affiliates) enforceable against Alibaba (or such Affiliates) in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or reorganization.

Section 3.02 Land Holding Company. Alibaba is not a land holding corporation for the purposes of the Land Holding Companies Share Transfer Tax Law of the Cayman Islands.

Section 3.03 Exclusivity of Representations. The representations and warranties made by Alibaba in this Article III are the exclusive representations and warranties made by Alibaba with respect to the Transferred Entities and the Transferred Equity Interests. Alibaba hereby disclaims any other express or implied representations or warranties, and the Transferred Equity Interests shall be “as is,” “where is” and “with all faults.” Notwithstanding anything to the contrary in this Agreement, Alibaba is not, directly or indirectly, making any representations or warranties regarding any financial information, financial projections or other forward looking statements with respect to Alibaba or the Transferred Entities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

HOLDCO, OPCO AND IPCO

Except as set forth in the disclosure letter, dated as of the date hereof and delivered to Alibaba, Yahoo! and Softbank by HoldCo, OpCo and IPCo in connection with the execution and delivery of this Agreement (the “Disclosure Letter”), each of HoldCo, OpCo and IPCo jointly and severally represents and warrants to Alibaba, Yahoo! and Softbank as of the date hereof as follows:

Section 4.01 Organization and Qualification. Each of HoldCo, OpCo and IPCo is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization with all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.

Section 4.02 Authority; Binding Effect.

(a) Each of HoldCo, OpCo and IPCo has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by each of HoldCo, OpCo and IPCo of this Agreement and the other Transaction Documents, and the performance by each of them of their respective obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of HoldCo, OpCo and IPCo, respectively. HoldCo, OpCo and IPCo have duly executed this Agreement and each of the other Transaction Documents to which it is a party.

(b) The Transaction Documents, when executed and delivered by HoldCo, OpCo and IPCo, assuming due execution and delivery hereof by each of the other parties hereto, constitutes valid and binding obligations of HoldCo, OpCo and IPCo enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or reorganization.

Section 4.03 No Conflicts, Consents and Approvals. The execution and delivery of the Transaction Documents and the performance by each of HoldCo, OpCo and IPCo of its respective obligations hereunder and thereunder will not violate or conflict with, or constitute a default or breach (either alone or with the giving of notice and/or the passage of time) under or accelerate or permit the acceleration of the performance required by, or result in or require the creation or imposition of any Lien under, any of the terms or provisions of (i) the Business License and the Articles of Association of HoldCo, OpCo or IPCo or their other organizational or charter documents, (ii) any Contract to which HoldCo, OpCo, IPCo or any of their respective Affiliates is a party or any of their respective properties or other Assets is subject; or (iii) any approval, license, permit, Laws or judgment, order or decree of a Governmental Authority applicable to HoldCo, OpCo, or IPCo or any of their respective properties or Assets; except, in the case of clauses (ii) or (iii), for any such default, breach, acceleration or imposition as would not materially impair the ability of HoldCo, OpCo, or IPCo to perform its obligations under the Transaction Documents or to operate the Business after the Closing in substantially the same manner as operated by Alibaba immediately prior to the Closing. No material filing or registration with or approval, consent or authorization of, or notice to any Governmental Authority or third party is required for HoldCo, OpCo, or IPCo to enter into and to perform its obligations under the Transaction Documents or to operate the Business after the Closing in substantially the same manner as operated by Alibaba immediately prior to the Closing.

Section 4.04 [Reserved]

Section 4.05 No Litigation. As of the date prior to the date hereof, there is no Proceeding pending or, to the knowledge of HoldCo, threatened against HoldCo, OpCo or IPCo, by or before any Governmental Authority or arbitration court or panel that (a) challenges or calls into question HoldCo, OpCo or IPCo’s authority to enter into any of the Transaction Documents or consummate the Transactions, (b) challenges or calls into question the enforceability of any of the Transaction Documents, or (c) would, if not resolved in favor of HoldCo, OpCo or IPCo, as applicable, have a material adverse effect on the operation of the Business or on Alibaba or Alibaba’s Subsidiaries after the Effective Time as contemplated herein.

Section 4.06 Creditors. None of HoldCo, OpCo and IPCo is entering into the Transactions with actual intent to hinder, delay or defraud either present or future creditors. As of the date hereof, as of immediately prior to the Closing and as of immediately after the Closing (but in each case excluding any Liability for the Liquidity Event Payment, the Make-Whole Payment, the Impact Payment and the Increase Payment), HoldCo, OpCo, IPCo and their respective Subsidiaries will be Solvent and will have adequate capital to carry on their respective businesses.

Section 4.07 HoldCo Operations. HoldCo has no Liabilities or obligations (including the expected value of contingent obligations), other than Liabilities or obligations incurred pursuant to this Agreement, in excess of Twenty-Five Million Dollars (US$25,000,000). HoldCo has no more than fifty (50) employees.

Section 4.08 No Related Party Transactions. There are no Related Party Transactions by HoldCo, OpCo, IPCo or any OpCo Subsidiaries.

Section 4.09 Business Assets.

(a) Immediately after the Effective Time, except for the Retained Business Assets and the Retained Business Liabilities (including the assets and liabilities of the Retained Entities), Alibaba and its Subsidiaries will not own any material assets, properties or rights that are used in the conduct of the Business as conducted as of the date hereof. Immediately after the Effective Time, HoldCo and its Subsidiaries and the Retained Entities will not own any material assets, properties or rights that are used in the conduct of the Alibaba Business. Immediately after the Effective Time, HoldCo and HoldCo’s Subsidiaries will not own any Intellectual Property not used exclusively in the Business and/or the business of the Other Group. Immediately after the Effective Time, the OpCo Group and the Retained Entities will not own any Intellectual Property or Intellectual Property Rights not used exclusively in the Business.

(b) Section 4.09(b) of the Disclosure Letter sets forth a summary, as of the date hereof, of (i) all of the material Assets of HoldCo and its Subsidiaries and the Transferred Entity relating to the Business and (ii) all of the material Contracts to which HoldCo or any of its Subsidiaries or the Transferred Entity is a party. HoldCo and its Subsidiaries (other than members of the Other Group) and the Transferred Entity do not have any employees who are not primarily dedicated to the Business.

(c) Section 4.09(c) of the Disclosure Letter sets forth a summary, as of the date hereof, of (i) all of the material Assets of the Retained Entities relating to the Business and (ii) all of the material Contracts to which any of the Retained Entities is a party. Neither the OpCo Group nor the Retained Entities have any employees who are not primarily dedicated to the Business.

(d) Section 4.09(d) of the Disclosure Letter sets forth, as of the date hereof, a true and correct list of all Intellectual Property and Intellectual Property Rights owned or held by HoldCo, OpCo and their respective Subsidiaries (other than the Other Group). As of the date hereof, HoldCo, OpCo and their respective Subsidiaries (other than the Other Group) do not own Intellectual Property or Intellectual Property Rights other than as necessary for the conduct of the Business. As of the date hereof, the Other Group does not own any Intellectual Property or Intellectual Property Rights that are used in the conduct of the Business or the Alibaba Business as conducted as of the date hereof. As of the date hereof, the Other Group only owns Intellectual Property (or Intellectual Property Rights therein) that are exclusively used by the Other Group.

Section 4.10 Ownership of Alibaba Share Collateral. As of the Effective Time, IPCo has good and marketable title to the Alibaba Share Collateral free and clear of all Liens other than the Legal Mortgage of Alibaba Shares.

Section 4.11 Ownership of IPCo Share Collateral.

(a) The authorized capital of IPCo consists of US$50,000 divided into 50,000 shares, par value US$1.00. As of the date hereof, all issued and outstanding shares of IPCo are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens. As of the Effective Time, all issued and outstanding shares of IPCo shall be duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than the Legal Mortgage of IPCo Shares. There shall be no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any shares of IPCo. As of the date hereof, JMY owns one hundred percent (100%) of the issued and outstanding shares of IPCo and has good and marketable title to all of the issued and outstanding shares of IPCo free and clear of all Liens. As of the Effective Time, JMY and JT shall collectively own one hundred percent (100%) of the issued and outstanding shares of IPCo and shall have good and marketable title to the IPCo Share Collateral free and clear of all Liens other than the Legal Mortgage of IPCo Shares. There are no other Securities of IPCo outstanding.

(b) IPCo:

(i) has not created, issued, incurred, assumed, become liable in respect of or suffered to exist any, and has no, Liabilities except Liabilities pursuant to the Transaction Documents and Liabilities incident to the maintenance of its existence,

(ii) has not created, incurred, assumed or suffered to exist, and is not subject to, any Lien upon any of its Assets other than (A) as of the Effective Time, the Legal Mortgage of Alibaba Shares, (B) as of the Effective Time, the IPCo Asset Charge and (C) inchoate Liens imposed by Law incurred in the ordinary course of business (on Assets other than the Alibaba Shares) not yet due and payable and which do not relate to Indebtedness,

(iii) has not Transferred any of its Assets, directly or indirectly,

(iv) has not declared or made or resolved to declare or make any Distributions, either directly or indirectly,

(v) has not made any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchased any capital stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person,

(vi) other than entering into the Transaction Documents and incident to the maintenance of its existence, has not entered into, engaged in, or undertaken any activity, business or transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Person other than as expressly permitted by the Transaction Documents, and

(vii) has not entered into any transaction with an Affiliate other than the Transaction Documents or incident to its creation and the maintenance of its existence.

Section 4.12 Ownership of OpCo Share Capital. HoldCo is the legal owner of all of the issued and outstanding capital stock of OpCo, free and clear of all Liens. There are no other Securities of OpCo outstanding. There is no outstanding call on any of HoldCo’s equity interests in OpCo and all of its equity interests in OpCo are fully paid in compliance with the requirements of PRC Laws.

Section 4.13 Security. (a) The execution and delivery of the Security Documents, together with the actions taken on or prior to the Effective Time pursuant to Section 8.03(j) and any actions required to be taken pursuant to Section 7.15(l), will be effective to create in favor of Alibaba’s collateral agent under each such Security Document, as applicable, a valid and perfected first priority Lien on the Collateral; (b) as of the Effective Time, no filing, recordation, re-filing or re-recording will be necessary to perfect the Liens of the Security Documents; and (c) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by IPCo of the Liens purported to be created in favor of Alibaba’s collateral agent under each such Security Document, as applicable, pursuant to the Security Documents or (ii) the exercise by Alibaba’s collateral agent under each such Security Document, as applicable, of any rights or remedies in respect of the Collateral (whether specifically granted or created pursuant to the Security Documents or created or provided for by applicable Laws).

Section 4.14 Choice of Law; Jurisdiction. In any Proceeding in the PRC or the Cayman Islands to enforce this Agreement or any other Transaction Document, the choice of New York and Cayman Islands law (for enforcement in the PRC) as the governing law hereof and thereof will be recognized and such Laws will be applied. The agreement by HoldCo, OpCo, IPCo, JMY and JT to resolve disputes arising under the Transaction Documents in Singapore under the rules of the ICC is legal, valid, binding and enforceable in the PRC and the Cayman Islands, and any arbitral award made pursuant to such arbitration will be recognized and enforceable against each of HoldCo, OpCo, IPCo, JMY and JT and its respective Assets in the PRC and the Cayman Islands, provided that there is no manifest defect in the procedure of such arbitration Proceeding. Each of the Transaction Documents is in such legal form under the Laws of the PRC and the Cayman Islands that it is capable of enforcement under the Laws of the PRC and the Cayman Islands.

Section 4.15 Compliance with Laws. Each of HoldCo, OpCo and IPCo is in material compliance with all applicable Laws in respect of the conduct of its business and the ownership of its Assets.

Section 4.16 Indebtedness. IPCo does not have any Liabilities other than in respect of the Transaction Documents.

Section 4.17 Taxes. IPCo has filed all Tax returns required to be filed by it and has paid all income Taxes payable by it which have become due pursuant to such Tax returns and all other Taxes and assessments payable by it which have become due, other than those not yet delinquent and those contested in good faith and for which adequate reserves have been established.

Section 4.18 Ownership of Assets; Liens. IPCo has good, valid and marketable title to all of its Assets. None of the Assets of IPCo are subject to any Liens, other than (a) the Legal Mortgage of Alibaba Shares, (b) the IPCo Asset Charge and (c) inchoate Liens imposed by Law incurred in the ordinary course of business (on Assets other than the Alibaba Shares) not yet due and payable which do not relate to Indebtedness.

Section 4.19 No Default. No Default or Event of Default has occurred under the IPCo Promissory Note.

Section 4.20 IPCo Organizational Documents. As of the date hereof, the organizational documents of IPCo are in the form provided to Yahoo! and Softbank and the directors of IPCo consist solely of JMY and JT. As of the Effective Time, the organizational documents of IPCo are substantially in the form attached hereto as Exhibit F and the directors of IPCo consist solely of a designee of Softbank, a designee of Yahoo!, JMY and JT.

Section 4.21 Employees. IPCo has no employees.

Section 4.22 Land Holding Company. IPCo is not a land holding corporation for the purposes of the Land Holding Companies Share Transfer Tax Law of the Cayman Islands.

Section 4.23 Special Purpose Vehicle Ownership. Each of the entities set forth in Section 4.23 of the Disclosure Letter has no material assets or material liabilities other than (a) with respect to those entities that are categorized therein as direct property holders, (i) the property described therein, (ii) incidental personal property and other assets necessary for the ownership or operation of the applicable property and (iii) incidental liabilities arising in connection with the ownership and operation of the applicable property, and (b) with respect to those entities that are categorized therein as holding companies, the equity interests described therein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF JMY AND JT

To induce Alibaba, Yahoo! and Softbank to enter into this Agreement, except as set forth in the Disclosure Letter, each of JMY and JT hereby jointly and severally represents and warrants to each of Yahoo!, Softbank and Alibaba as of the date hereof as follows:

Section 5.01 Authority; Binding Effect. The Transaction Documents, when executed and delivered by each of JMY and JT, assuming due execution and delivery hereof by each of the other parties hereto, constitutes valid and binding obligations of JMY and JT enforceable against each of JMY and JT in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or reorganization.

Section 5.02 No Conflicts, Consents and Approvals. The execution and delivery of the Transaction Documents and the performance by each of JMY and JT of his respective obligations hereunder and thereunder will not violate or conflict with, or constitute a default or breach (either alone or with the giving of notice and/or the passage of time) under or accelerate or permit the acceleration of the performance required by, or result in or require the creation or imposition of any Lien under, any of the terms or provisions of (i) any Contract to which JMY or JT is a party or any of their respective properties or other assets is subject; or (ii) any approval, license, permit, Laws or judgment, order or decree of a Governmental Authority applicable to JMY or JT or any of their respective properties or assets; except, in the case of clauses (i) or (ii), for any such default, breach, acceleration or imposition as would not materially impair the ability of JMY or JT to perform his obligations under the Transaction Documents. Except as listed in Section 5.02 of the Disclosure Letter, no material filing or registration with or approval, consent or authorization of, or notice to any Governmental Authority or third party is required for JMY or JT to enter into and to perform his respective obligations under the Transaction Documents.

Section 5.03 Creditors. Neither JMY nor JT is entering into the Transactions with actual intent to hinder, delay or defraud either present or future creditors. As of the date hereof, as of immediately prior to the Closing and as of immediately after the Closing (but in each case excluding any Liability for the Liquidity Event Payment, the Make Whole Payment, the Impact Payment and the Increase Payment), JMY and JT will be Solvent.

Section 5.04 Ownership of HoldCo. JMY and SX own all of the issued and outstanding share capital of HoldCo.

Section 5.05 Ownership of IPCo. As of the date hereof, JMY owns one hundred percent (100%) of the issued and outstanding shares of IPCo and has good and marketable title to the issued and outstanding shares of IPCo free and clear of all Liens. As of the Effective Time, JMY and JT shall collectively own one hundred percent (100%) of the issued and outstanding shares of IPCo and shall have good and marketable title to the IPCo Share Collateral free and clear of all Liens other than the Legal Mortgage of IPCo Shares.

Section 5.06 Representations and Warranties of HoldCo, OpCo and IPCo. To the knowledge of JMY and JT as of the date hereof, the representations and warranties of HoldCo, OpCo and IPCo set forth in Article IV are true and correct.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF YAHOO! AND SOFTBANK

To induce HoldCo, OpCo, IPCo, JMY and JT to enter into this Agreement, each of Yahoo! and Softbank hereby severally, and not jointly, as to itself, represents and warrants to each of HoldCo, OpCo, IPCo, JMY and JT as of the date hereof as follows:

Section 6.01 Authority; Binding Effect.

(a) Each of Yahoo! and Softbank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of Yahoo! and Softbank, and the performance by each of them of their respective obligations thereunder, have been duly authorized by all requisite corporate or other action on the part of Yahoo! and Softbank, respectively.

(b) This Agreement and the Release Agreement, when executed and delivered by each of Yahoo! and Softbank assuming due execution and delivery hereof by each of the other parties hereto, constitutes valid and binding obligations of Yahoo! and Softbank enforceable against each of Yahoo! and Softbank in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or reorganization.

Section 6.02 No Conflicts, Consents and Approvals. The execution and delivery of this Agreement and the Release Agreement and the performance by each of Yahoo! and Softbank of its respective obligations hereunder and thereunder will not violate or conflict with, or constitute a default or breach (either alone or with the giving of notice and/or the passage of time) under or accelerate or permit the acceleration of the performance required by, any of the terms or provisions of (i) the organizational or charter documents of each of Yahoo! and Softbank, (ii) any material Contract to which Yahoo! and Softbank or any of their respective Affiliates is a party or any of their respective properties or other Assets is subject or (iii) any approval, license, permit, Laws or judgment, order or decree of a Governmental Authority applicable to Yahoo! and Softbank or any of their respective properties or Assets; or except, in the case of clauses (ii) and (iii), for any such default, breach, acceleration or imposition as would not materially impair the ability of Yahoo! or Softbank to perform its obligations under this Agreement and the Release Agreement. No material filing or registration with or approval, consent or authorization of, or notice to any Governmental Authority or third party is required for Yahoo! or Softbank to enter into and to perform its obligations under this Agreement and the Release Agreement.

Section 6.03 Organization and Qualification. Each of Yahoo! and Softbank is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization with all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.

Section 6.04 No Litigation. Except as listed on Schedule 6.04, as of the date prior to the date hereof, there is no litigation pending against Yahoo! or Softbank that relates to OpCo.

ARTICLE VII

COVENANTS

Section 7.01 Confidentiality. Each Party, and each Party’s Representatives who receive Confidential Information as permitted hereunder, shall maintain the confidentiality of Confidential Information in accordance with the procedures adopted by such Party in good faith to protect confidential information of third parties generally delivered to such Party, provided that such Party may deliver or disclose Confidential Information to:

(a) such Party’s Representatives, and Persons related thereto (including, with respect to HoldCo and OpCo, potential investors therein) who are informed of the confidentiality obligations of this Section 7.01, provided that such Party shall be responsible for any violation of such Party’s applicable procedures made by any such Person,

(b) any Governmental Authority having jurisdiction over such Party to the extent required by applicable Laws,

(c) any other Person to which such delivery or disclosure may be required (i) to effect compliance with any Laws applicable to such Party, or (ii) in response to any subpoena or other legal process, or

(d) as permitted under Section 10.06;

provided that, in the cases of clauses (b) and (c), the disclosing Party shall provide each other Party with prompt written notice thereof so that the appropriate Party may seek (with the cooperation and reasonable efforts of the disclosing party) a protective order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other Party.

Section 7.02 Commercially Reasonable Efforts; Certain Governmental Matters.

(a) Each of Alibaba, OpCo, IPCo, JMY, JT and HoldCo shall cooperate and use its respective commercially reasonable efforts to fulfill or cause to be fulfilled as promptly as practicable the conditions precedent to the other Parties’ obligations hereunder, including securing as promptly as practicable all consents, approvals, registrations, waivers and authorizations required in connection with the Transactions. Without limiting the generality of the foregoing, HoldCo, OpCo, IPCo and Alibaba shall make all filings and submissions (if required) by the:

(i) PRC Antitrust Laws,

(ii) regulations by the PBOC with respect to licensing requirements and other compliance matters,

(iii) regulations of MOFCOM with respect to technology import registration,

(iv) regulations by SAFE with respect to foreign currency payment obligations, and

(v) Intellectual Property related laws and regulations and the requirements thereunder with respect to registration, filing and approval by the PRC State Intellectual Property Office, the China Trademark Office and the National Copyright Administration and any other Laws (collectively, to the extent required, the “Regulatory Approvals”) as promptly as practicable after the date hereof and promptly file any additional information requested as soon as practicable after receipt of such request therefor.

(b) Each of Alibaba, OpCo, IPCo, JMY, JT and HoldCo shall cooperate with each other and shall furnish to the other Parties all information necessary or desirable in connection with requesting and obtaining the Regulatory Approvals, and in connection with resolving any investigation or other inquiry by any Governmental Authority under any Laws with respect to the Transactions. Each of the Parties shall promptly inform each other Party of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding the foregoing. No Party shall participate in any meeting with any Governmental Authority in respect of any filings, investigations or other inquiries to the extent relating to a Regulatory Approval without giving the other Parties prior notice of such meeting, and reasonable opportunity to participate, if permitted by the Governmental Authority. The Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings to the extent relating to the Regulatory Approvals (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing Party and their advisors at least two (2) Business Days prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith).

(c) In furtherance of this Section 7.02, and notwithstanding anything herein to the contrary, Alibaba, OpCo, IPCo, JMY, JT and HoldCo shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions in connection with the Regulatory Approvals as promptly as reasonably practicable.

(d) In the event any Proceeding is commenced which threatens or questions the validity or legality of the Transaction Documents or the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

Section 7.03 Restrictions on Operations.

(a) Other than (i) its ownership of the OpCo Group and the Other Group and (ii) the HoldCo Permitted Operations (as defined below), HoldCo will have no other businesses, Assets or Liabilities except as permitted by this Section 7.03.

(b) IPCo will have no business, Assets or Liabilities other than as expressly specified in the Transaction Documents or customary obligations incidental to the maintenance of its existence.

(c) The Business will be operated exclusively by the OpCo Group (other than (i) until such time as they are transferred to OpCo pursuant to Section 2.10, the operations of the Business associated with the Retained Business Assets and Retained Business Liabilities and (ii) merchant acquisition, customer service and software development services provided to facilitate the Business, which may be subcontracted pursuant to one or more arms-length, market rate agreements).

(d) HoldCo may have operations necessary or incidental to the management of HoldCo’s ownership of the Other Group, which operations will be limited to (i) a staff of up to fifty (50) employees and (ii) total Liabilities, other than Liabilities or obligations incurred pursuant to this Agreement, not to exceed Twenty-Five Million Dollars (US$25,000,000), which Liabilities may be incurred in transactions with or in respect of the Other Group (such operations and Liabilities, the “HoldCo Permitted Operations”); provided, however, that HoldCo may incur Indebtedness (only in an approved Related Party Transaction or to an Unrelated Third Party or to Unrelated Third Parties, pursuant to one or more bona fide arms-length negotiated agreements) where all of the proceeds from such Indebtedness (net of Transaction Expenses) are (x) simultaneously paid or contributed to OpCo or (y) used to pay the IPCo Note Amount, the Increase Payment, the Liquidity Event Payment, the Make-Whole Payment or the Impact Payment without regard to the Twenty-Five Million Dollars (US$25,000,000) limit set forth above, and any such Indebtedness shall not be counted against such limit. HoldCo may not provide guarantees for the benefit of the Other Group or any other Person, including in connection with its micro-finance deposit taking and lending business, if any such guarantee would cause HoldCo’s Liabilities to exceed the amount referred to in clause (ii) above. The Other Group shall not be restricted in any manner by this Agreement; provided, that this sentence does not limit any Party’s obligations hereunder with respect to the Other Group, including the restrictions on Related Party Transactions with the Other Group.

Section 7.04 IPCo Covenants.

(a) IPCo shall, and, to the extent not inhibited or prevented from doing so by the other directors of IPCo, JMY and JT shall cause IPCo to, file or cause to be filed all Tax returns that are required to be filed by it and pay all Taxes payable by it which have become due pursuant to such Tax returns and pay all other Taxes, charges and assessments imposed upon it or its Assets or in relation to its franchise, income or businesses which have become due, except for those whose amount or validity is being contested in good faith by proper proceedings and for which adequate reserves are maintained on the books of IPCo in accordance with applicable accounting rules.

(b) IPCo shall not, and, to the extent not inhibited or prevented from doing so by the other directors of IPCo, JMY and JT shall cause IPCo not to,

(i) create, issue, incur, assume, become liable in respect of or suffer to exist any Liabilities except Liabilities pursuant to the Transaction Documents or Liabilities owed to an Affiliate and incurred by IPCo for the sole purpose of prepayment or repayment of the IPCo Promissory Note in accordance with the terms thereof, provided that if the IPCo Promissory Note is not prepaid or repaid in full, such Indebtedness shall be subordinated to the Indebtedness under the IPCo Promissory Note on subordination terms and conditions subject to prior approval by the Independent Directors,

(ii) create, incur, assume or suffer to exist any Lien upon any of its Assets other than (A) the Legal Mortgage of Alibaba Shares, (B) the IPCo Asset Charge

and (C) inchoate Liens imposed by Law incurred in the ordinary course of business (on Assets other than the Alibaba Shares) not yet due and payable and which do not relate to Indebtedness,

(iii) Transfer any of its Assets, directly or indirectly,

(iv) declare or make or resolve to declare or make any Distributions, either directly or indirectly, other than payments to Alibaba under the IPCo Promissory Note,

(v) make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any capital stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person except marketable securities, short-term instruments and other cash equivalents and Indebtedness issued or guaranteed by the United States or the PRC,

(vi) other than entering into the Transaction Documents, enter into, engage in, or undertake any activity, business or transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Person other than as expressly permitted by the Transaction Documents,

(vii) enter into any transaction with an Affiliate other than the Transaction Documents,

(viii) employ, directly or indirectly, any Person or

(ix) amend or modify its organizational documents without approval of the Independent Directors.

Notwithstanding the foregoing, this Section 7.04 shall not prohibit or otherwise restrict IPCo from taking, or (subject to the terms of the Legal Mortgage of IPCo Share and the Articles of Association of IPCo) JMY and JT from causing IPCo to take, customary actions to maintain its existence or performing, or JMY and JT from causing IPCo to perform, its obligations under the Transaction Documents. Each of JMY and JT shall cause the board of directors of IPCo from and after the Effective Time to consist solely of (i) JY and MS (and each such individual JY or MS may designate to serve as a director of IPCo in lieu of JY or MS), and (ii) JMY and JT; provided, however, that upon an Event of Default (as defined in the Legal Mortgage of IPCo Shares), JMY and JT shall resign as directors of IPCo.

Section 7.05 Restrictions on Transfers and Issuances.

(a) JMY or SX shall be permitted to Transfer HoldCo shares (x) to members of the Management Group set forth on Schedule 1.01 (the “Management Group Schedule”) which Transfers may be made to and through a Person (other than an individual) established for the benefit of employees of HoldCo and its Subsidiaries and senior management of Alibaba and (y) to those Persons that have a right to require that HoldCo shares be transferred to them pursuant to a Contract in existence on the date of this Agreement, on terms set forth in Section 7.05 of the Disclosure Letter; provided, that any consideration received by JMY or a

JMY Related Party (other than OpCo or any of its Subsidiaries) in any such Transfers (other than consideration in the form of an assumption of, or obligation to indemnify JMY for, all or a portion of the IPCo Promissory Note or consideration consisting solely of a release of JMY and/or SX from their existing obligations to the Persons described in subclause (y)) shall be applied promptly following such Transfer to prepay the IPCo Promissory Note, and no Transfers to members of the Management Group shall be made for consideration if Four Hundred Seventy-Five Million Dollars (US$475,000,000) or more of the IPCo Promissory Note has been repaid. Any Transfer or issuance of HoldCo Securities to be agreed or effected prior to the Final Payment Date and not included on the Management Group Schedule will be subject to Alibaba’s consent, except as set forth below:

(i) HoldCo may issue Securities and may invest the proceeds in the OpCo Group and the Other Group. Subject to the permitted Transfers described on the Management Group Schedule,

(1) HoldCo may not:

(A) incur any Indebtedness (unless (x) (I) approved as a Related Party Transaction pursuant to this subsection or (II) to an Unrelated Third Party or to Unrelated Third Parties, pursuant to one or more bona fide arms-length negotiated agreements, and in either case all of the proceeds from such Indebtedness (net of Transaction Expenses) are (i) simultaneously paid or contributed to OpCo or (ii) used to pay the IPCo Note Amount, the Increase Payment, the Liquidity Event Payment, the Make-Whole Payment or the Impact Payment or (y) such incurrence does not create total Liabilities for HoldCo in excess of those permitted by Section 7.03(d)),

(B) make any Distributions, or

(C) repurchase HoldCo or OpCo Securities or enter into any Related Party Transactions (other than for this clause (C) in connection with direct or indirect share repurchases from terminated employees of HoldCo, OpCo, Alibaba or any of their Subsidiaries within sixty (60) days of termination of employment in a manner materially consistent with the general applicable policies of Alibaba) without Alibaba’s consent, and

(2) JMY and the other HoldCo Shareholders may not Transfer HoldCo Securities except that (A) any such Person may Transfer HoldCo Securities to Estate Planning Vehicles and Family Members and (B) members of the Management Group may Transfer HoldCo Securities to other members of the Management Group.

(ii) OpCo may issue Securities and incur Indebtedness (in each case only as a result of a bona fide, arms-length negotiated agreement where OpCo receives all of the proceeds of such issuance or incurrence) and may invest the proceeds (net of Transaction Expenses) in the OpCo Group. Except to repay (or to provide HoldCo with funds to repay) the

IPCo Note Amount, make an Increase Payment, the Liquidity Event Payment, the Make-Whole Payment or the Impact Payment,

(1) OpCo may not:

(A) make any Distributions, or

(B) repurchase Securities or enter into any Related Party Transactions (other than for this clause (1) from employees of OpCo or its Subsidiaries or of OpCo IT or its Subsidiaries whose employment terminates or is terminated within sixty (60) days of termination of employment, in an aggregate amount not to exceed Ten Million Dollars (US$10,000,000) per fiscal year and in a manner materially consistent with the general applicable policies of Alibaba, provided, that if Alibaba’s policy does not provide for share repurchases upon termination of employment (other than for cause), OpCo may adopt and follow a policy permitting the issuer to repurchase Securities from an employee upon such employee’s termination upon terms customary in OpCo’s employment market) and

(2) HoldCo and HoldCo Shareholders may not Transfer OpCo Securities except (A) that any such Person may Transfer OpCo Securities to Estate Planning Vehicles and Family Members, (B) that members of the Management Group may Transfer OpCo Securities to other members of the Management Group and (C) for a Transfer that is a Liquidity Event. Notwithstanding the foregoing, (aa) the initial public offering of OpCo Securities, if any, shall be a Qualified IPO, and JMY, JT, HoldCo and OpCo shall not agree to, effect or permit an initial public offering of OpCo Securities that is not a Qualified IPO and (bb) JMY, JT, HoldCo and OpCo shall not agree to, effect or permit an initial public offering of Securities of any Subsidiary of OpCo.

(iii) Notwithstanding the permitted issuances described above, at all times prior to the Final Payment Date,

(A) JMY will retain a greater than fifty percent (50%) of the right to vote upon selection of the board of directors and management of HoldCo and any other matter that may be submitted to a vote of HoldCo’s equity holders,

(B) JMY and the Management Group will collectively retain a greater than fifty percent (50%) economic interest in HoldCo,

(C) HoldCo will retain a greater than fifty percent (50%) voting and economic interest in OpCo through direct ownership of OpCo equity capital and

(D) OpCo will maintain a greater than fifty percent (50%) voting and economic interest in each of its direct and indirect subsidiaries.

(b) Notwithstanding anything to the contrary above, OpCo may pay dividends, HoldCo may, subject to Section 7.03(d), incur Indebtedness, and JMY and other HoldCo Shareholders may Transfer HoldCo shares, in each case to an Unrelated Third Party or to Unrelated Third Parties, pursuant to one or more bona fide arms-length negotiated agreements, if all of the proceeds of such Transfer, incurrence or dividend (net of Transaction Expenses) are (i) simultaneously contributed to OpCo or (ii) used to pay the IPCo Note Amount, the Increase Payment, the Liquidity Event Payment, the Make-Whole Payment or the Impact Payment.

(c) It shall be a condition precedent to each issuance of Securities by HoldCo or OpCo to, and to each Transfer permitted by this Agreement to, any member of the Management Group, any Family Members or Estate Planning Vehicles of JMY and the other HoldCo Shareholders and any approved Related Parties who would become Security holders of HoldCo or OpCo, that, and no such issuance or Transfer shall be effective unless and until, such member of the Management Group, Family Member, Estate Planning Vehicle or Related Party shall have executed and delivered to Alibaba a Joinder Agreement substantially in the form attached hereto as Annex C.

(d) JMY, JT and IPCo may not issue or Transfer any IPCo Securities, and, to the extent not inhibited or prevented from doing so by the other directors of IPCo, JMY and JT shall cause IPCo not to issue or Transfer any IPCo Securities in each case except as necessary to perform its obligations under this Agreement.

(e) Any purported Transfer or issuance made in violation of any provision of this Agreement shall be invalid, null and void.

Section 7.06 Non-Circumvention. From the date of this Agreement until the Final Payment Date, no Party shall, directly or indirectly, take, omit to take, or permit any action having a purpose of circumventing or having an effect of circumventing or rendering inapplicable, in whole or in part, the rights or obligations of any Party under the Transaction Documents.

Section 7.07 Non-Disparagement. From the date hereof until the Effective Time, other than as a Party may determine is necessary to respond to any legal or regulatory process or proceeding or to give appropriate testimony or file any necessary documents in any legal or regulatory process or proceeding or as may be required by Law, each Party to this Agreement shall not make any public statements or any private statements that disparage, denigrate or malign the other Parties concerning the subject matter of the Transaction Documents, the Released Claims (as defined in the Release Agreement, as if it were in effect) or the Release Transactions (as defined in the Release Agreement, as if it were in effect).

Section 7.08 Tax Matters. To the extent permitted by applicable Laws, each Party shall cooperate with each other Party, and consider recommendations from outside legal counsel, in good faith in order to consummate the transactions contemplated by Section 2.09 or Section 2.11 in a manner which minimizes the tax liabilities incurred by the Parties, or maximizes the Tax benefits recognized by the Parties, in connection with such transactions. If (i) pursuant to the immediately preceding sentence, the Parties agree upon consummating such transactions in a manner that differs from that otherwise contemplated herein, and (ii) as a result, one or more Parties (each, a “Benefiting Party”) incurs less of a Tax liability, or recognizes a greater Tax benefit, in connection with such transactions (such decrease in Tax liability or increase in Tax benefit, a “Benefit”), and one or more other Parties (each, a “Non-Benefiting Party”) incurs a greater Tax liability, or recognizes less of a Tax benefit, in connection with such transactions (such increase in Tax liability or decrease in Tax benefit, a “Detriment”), then the Benefiting Parties shall pay to the Non-Benefiting Parties the value of the Benefits; provided, that no Non-Benefiting Party shall be entitled to receive any amount pursuant to this sentence in excess of the value of such Non-Benefiting Party’s Detriment.

Section 7.09 Information and Review Rights.

(a) OpCo shall (and shall cause each Subsidiary of OpCo to) afford to the Independent Directors, the Directors’ Appointee, as representative of the Independent Directors, or Representatives (limited to attorneys, accountants or personnel of Yahoo! and Softbank, of reasonably appropriate stature) designated by either of the Independent Directors or the Directors’ Appointee subject to two (2) Business Day prior written notice, access during reasonable and normal business hours to the following:

(i) the books, records, accounts, management personnel, personnel of the auditors and accountants, and facilities of OpCo and the Subsidiaries of OpCo for the purpose of monitoring OpCo’s compliance with the Transaction Documents (including furnishing copies thereof as reasonably requested); and

(ii) the financial and operating data and information concerning the costs and cost structure of OpCo and the Subsidiaries of OpCo for the purpose of the Independent Directors’ review and approval of the Approved Fee Rate (including furnishing copies thereof as reasonably requested).

(b) OpCo shall furnish to the Directors’ Appointee copies of any and all meeting minutes and such other information and materials given or presented to the board of directors and committees of the board of directors of OpCo as are reasonably requested by the Directors’ Appointee.

(c) Subject to the sole discretion of the Independent Directors, Alibaba shall have the right to appoint (i) a firm of independent certified public accountants of recognized international standing (which shall initially be PricewaterhouseCoopers LLP), and (ii) an internationally-recognized independent consulting firm with appropriate qualifications and experience in the PRC conducting reviews of this nature, and to cause such firms to review the accounts, books, records, financial and operating data and other related information of OpCo and its Subsidiaries to confirm the calculations of the payments due to and by OpCo under the Intellectual Property License and Software Technology Services Agreement and the Commercial Agreement and compliance with the covenants in such agreements; provided, however, so long as there has not been any non-compliance or breach, there shall be a maximum of one (1) such review for each fiscal year. The Parties understand, agree and acknowledge their intention that such firm of independent certified public accountants of recognized international standing shall review the accounts of OpCo and its Subsidiaries and shall have access to the work papers of OpCo’s independent auditors (to the extent permitted by such independent auditors, provided that OpCo and its Subsidiaries must use commercially reasonable efforts to obtain the consent of their respective independent auditors to give Alibaba access to their work papers) as described in this Subsection (c), and shall advise the board of directors of Alibaba in connection therewith, while a separate, internationally recognized independent certified public accounting firm (which shall initially be Ernst & Young) shall audit the periodic financial statements of OpCo under IFRS.

(d) HoldCo shall afford to either of the Independent Directors, the Directors’ Appointee, or Representatives (limited to attorneys, accountants or personnel of Yahoo! and Softbank, of reasonably appropriate stature) designated by either of the Independent Directors or the Directors’ Appointee for the purpose of monitoring HoldCo’s compliance with the Transaction Documents and subject to two (2) Business Day prior written notice, access during reasonable and normal business hours to the books, records, accounts, management personnel, personnel of the auditors and accountants, and facilities of HoldCo (including furnishing copies of documents as reasonably requested).

(e) OpCo shall have the right to cause a designated Representative of OpCo to review the accounts, books, records, financial and operating data and other related information of OpCo IT and its Subsidiaries to confirm the calculations of the payments due to and by OpCo under the Intellectual Property License and Software Technology Services Agreement and compliance with the covenants in such agreement; provided, however, so long as there has not been any non-compliance or breach, there shall be a maximum of one (1) such review for each fiscal year. The Parties understand, agree and acknowledge their intention that OpCo’s accountants shall review the accounts of OpCo IT and its Subsidiaries and shall have access to the work papers of Alibaba’s independent auditors (to the extent permitted by such independent auditors, provided that Alibaba and its Subsidiaries must use commercially reasonable efforts to obtain the consent of their respective independent auditors to give OpCo access to their work papers) as described in this Subsection (e).

(f) All such rights pursuant to Section 7.09(a), (b), (c), (d) and (e) shall terminate and be of no further force or effect as of the Final Payment Date or, for rights relating to the Intellectual Property License and Software Technology Services Agreement, such earlier time as such agreements are terminated as required pursuant to regulatory or listing requirements in connection with a Qualified IPO; provided, however, that in the event of a Qualified IPO, Alibaba shall continue to be entitled to all rights pursuant to this Section 7.09 solely with respect to all periods prior to and as of such Qualified IPO in a manner consistent with this Section 7.09. Notwithstanding the foregoing, the information rights of Alibaba and its Subsidiaries related to the Commercial Agreement shall not terminate until such time as Alibaba agrees in writing to receive services from OpCo pursuant to a pricing structure where the calculations contemplated by the Commercial Agreement are irrelevant.

(g) For the avoidance of doubt, the rights pursuant to this Section 7.09 shall not (i) include any specifically identifiable information of OpCo’s customers or other information that third parties would not be permitted to access under applicable privacy laws or regulations or under the ordinary course of OpCo’s customer-related privacy policies, (ii) require OpCo to disclose any information if such disclosure would violate any Laws, including Laws of the PRC and (iii) require HoldCo or OpCo to disclose any information if such disclosure would, upon the written advice of HoldCo’s or OpCo’s independent outside legal counsel, as applicable, jeopardize any attorney-client privilege or attorney work product; provided, however, that HoldCo or OpCo shall furnish and shall exercise all reasonable efforts to furnish and provide full access to any and all portions of such information or material that is not subject to any attorney-client privilege and that OpCo does not reasonably expect to impose a material risk of a material liability on OpCo. Any information shared pursuant to this Section 7.09 shall be shared subject to Section 7.01.

Section 7.10 Restrictions on HoldCo Liquidity Event. From the date of this Agreement until the Final Payment Date, JMY, JT, HoldCo Shareholders and HoldCo shall not agree to effect or permit a HoldCo Liquidity Event.

Section 7.11 Actions by Alibaba.

(a) The Parties agree that for so long as this Agreement or any of the other Transaction Documents remains in effect, all Alibaba Independent Actions shall be taken or made solely by the unanimous decision of the Independent Directors. Prior to or contemporaneously with the execution of this Agreement, the Alibaba board of directors has passed an irrevocable resolution in the form of Exhibit G hereto specifically confirming, authorizing, and delegating the authority set forth in this Section 7.11 to the Independent Directors. All Alibaba Independent Actions shall be determined by the Independent Directors either at a meeting (a “Transaction Meeting”) or, solely in accordance with the last three sentences of subsection (b), by written consent, in each case in accordance with the procedures set forth in this Section 7.11 and such resolution.

(b) A Transaction Meeting may be called by any Independent Director or any member of the board of directors of Alibaba by giving written notice (a “Meeting Notice”) to each Independent Director and each member of the Alibaba board of directors, all of whom shall be invited to participate in such Transaction Meeting. The Meeting Notice shall specify the date of the meeting, which date shall not be earlier than three (3) Business Days after the date of the Meeting Notice, the time of the meeting, and the place of the meeting. The Meeting Notice shall also specify the purpose of such Transaction Meeting and the proposed Alibaba Independent Action(s) to be determined and enclose any relevant written materials. The Transaction Meeting shall be held on the date and at such time and place as specified in the Meeting Notice; provided that the meeting may be delayed to an alternate date and time and place if requested by any member of the board of directors of Alibaba so long as the Independent Directors and members of the Alibaba board of directors are able to mutually agree on an alternate date and time and place for the Transaction Meeting which is no later than ten (10) Business Days following the date of Transaction Meeting set forth in the Meeting Notice. If a Transaction Meeting is not held within ten (10) Business Days of the date specified in the Meeting Notice due to the action or inaction by any member of the Alibaba board of directors (other than an Independent Director), then the Independent Directors or sole Independent Director, as applicable, may act by unanimous written consent without a Transaction Meeting with respect to the Alibaba Independent Action(s) set forth in the Meeting Notice.

Notwithstanding anything herein to the contrary, the Independent Directors may act by unanimous written consent without a Transaction Meeting if, in the Independent Directors’ judgment, immediate action is required under the circumstances in order to avoid material harm or loss to Alibaba, provided that prior to taking such action by unanimous written consent, the Independent Directors advise the members of the Alibaba board of directors of such Alibaba Independent Action(s) and the rationale for taking such Alibaba Independent Action(s) without a Transaction Meeting. Prior to taking such action by written consent, the Independent Directors, either individually or together, will designate times that they can be available to participate in a conference call to discuss the matter to be acted upon, and shall participate in such a conference call, if the other members of the Alibaba board make themselves available during such designated times.

(c) All Meeting Notices shall be deemed to have been received (i) if by personal delivery, on the day delivered, (ii) if by courier services or overnight mail or delivery, on the day delivered, and (iii) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was received, provided that it is followed immediately by confirmation by personal delivery, courier service or overnight mail.

(d) All Meeting Notices shall be delivered to the addresses set forth in Section 10.01, and such addresses may be updated with the secretary of Alibaba from time to time by the Independent Directors and the members of the Alibaba board of directors. A Meeting Notice need not be given to any Independent Director or any member of the board of directors of Alibaba who signs a waiver of such Meeting Notice or a consent to holding the Transaction Meeting, whether before or after the Transaction Meeting, or who attends (by whatever permitted means) the Transaction Meeting without protesting, prior to its commencement, the validity of the Meeting Notice to such Independent Director or other member of the board of directors of Alibaba.

(e) An Independent Director or other member of the board of directors of Alibaba may participate in any Transaction Meeting by means of telephone, video conference or similar communication equipment by way of which all persons participating in such Transaction Meeting can hear each other and such participation shall be deemed to constitute presence in person at the Transaction Meeting.

(f) The unanimous decision of the Independent Directors or sole Independent Director, as applicable, taken at a duly called Transaction Meeting or, solely in accordance with the last three sentences of subsection (b), by the unanimous written consent of such Independent Directors or sole Independent Director, as applicable, shall be binding on Alibaba, the other Parties or any third-party with respect to such Alibaba Independent Action(s). Alibaba shall promptly implement the decision of the Independent Directors (acting unanimously) or sole Independent Director, as applicable, with respect to any Alibaba Independent Action. Any purported Alibaba Independent Action taken by Alibaba (including by the Alibaba board of directors or management) other than as described in this Section 7.11 shall be invalid, null and void and of no effect whatsoever.

(g) For the avoidance of doubt, this Section 7.11 and the resolution set forth in Exhibit G shall have no effect on any actions of the Company or the Directors other than with respect to the Alibaba Independent Actions.

(h) For so long as the Framework Agreement or any of the other Transaction Documents remains in effect, Section 7.11 and the resolution set forth in Exhibit G shall not be revoked, rescinded, varied or amended without the unanimous consent of the Independent Directors or sole Independent Director, as applicable, and of the board of directors of Alibaba.

Section 7.12 Independent Directors’ Staff Support. The Independent Directors shall be entitled to appoint a single individual of appropriate stature and qualifications to assist them in their activities with respect to the Actions and other matters contemplated under the Transaction Documents and Shareholders Agreement, including review of proposals to the Independent Directors and development of appropriate background information supporting the Independent Directors’ consideration thereof (the “Directors’ Appointee”). The Directors’ Appointee shall be provided, as reasonably requested and at Alibaba’s expense, with space to work at Alibaba’s facilities in Hong Kong when the Directors’ Appointee is visiting Alibaba’s offices, and shall be entitled to attend meetings of Alibaba’s board of directors in an observer capacity. The salary of the Directors’ Appointee shall be borne by Yahoo! and Softbank, and any removal, replacement or change in employment conditions of such appointee shall constitute an Alibaba Independent Action under this Agreement.

Section 7.13 Non-Competition.

(a) During the period commencing on the Effective Time and ending on the Final Payment Date (the “Restricted Period”), Alibaba agrees and covenants that it and its Subsidiaries shall not, within the PRC, directly or indirectly engage in the Business, enter into or participate in the Business as an owner, partner or principal or otherwise compete with the Business within the PRC; provided, however, Alibaba may:

(i) own, directly or indirectly, solely as a passive investment, Securities of any OpCo Competitor traded on any securities exchange, provided that Alibaba is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) one percent (1%) or more of any class of Securities of such OpCo Competitor;

(ii) continue to conduct the Business to the extent necessary to fulfill its obligations under each of the Intellectual Property License and Software Technology Services Agreement and Commercial Agreement, until the termination of the Intellectual Property License and Software Technology Services Agreement and Commercial Agreement (as applicable); and

(iii) engage in the provision of financing products; the issuance of benefits, discounts and virtual currency provided under loyalty programs; group buying and online coupons related to group buying; the provision of a directory of merchants; and the provision of foreign exchange services.

Notwithstanding any provision in this Agreement to the contrary, nothing herein shall interfere with Alibaba’s right to Contract with independent third Persons for the provision or procurement of Business services or products and to undertake any activities in connection therewith pursuant to Section 2.6 of the Commercial Agreement.

(b) During the Restricted Period, each of HoldCo and OpCo shall not and shall cause their respective Subsidiaries not to, anywhere in the Business Area directly or indirectly engage in the Alibaba Business, enter into or participate in the Alibaba Business as an owner, partner or principal or otherwise compete with the Alibaba Business anywhere in the Business Area; provided, however, each of HoldCo, OpCo and their respective Subsidiaries may:

(i) own, directly or indirectly, solely as a passive investment, Securities of any Alibaba Competitor traded on any securities exchange, provided that HoldCo, OpCo, and their respective Subsidiaries are not individually or collectively a controlling person of, or a member of a group which controls, do not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) one percent (1%) or more of any class of Securities of such Alibaba Competitor; and

(ii) engage in the provision of financing products; the issuance of benefits, discounts and virtual currency provided under loyalty programs, provided that group buying and online coupons related to group buying shall be deemed a part of the Alibaba Business and not excepted under this clause (ii); the provision of a directory of merchants providing OpCo’s services, provided that “directory of merchants” shall not be interpreted to mean any business of the kind conducted by Alibaba (e.g., Alibaba.com, TaoBao, etc.); and the provision of foreign exchange services.

Section 7.14 Employees and Employee Benefits. Alibaba, HoldCo and OpCo intend that there shall be continuity of employment with respect to employees as follows, to the extent permitted by applicable Law:

(a) Transfer of Employees from Alibaba to OpCo. In case of transfer of employees from Alibaba or its Subsidiaries to OpCo or its Subsidiaries, the employees so transferred shall sign a termination agreement to terminate their existing labor contact with Alibaba (or its Subsidiaries or PRC registered Affiliates) and sign a new labor Contract with OpCo or its Subsidiaries. The terms and conditions in the new labor Contract shall be no less favorable to such employees than those in the labor Contract with Alibaba (or its Subsidiaries or PRC registered Affiliates), and the service period of such employees with Alibaba or its Subsidiaries shall be recognized in the new labor Contract with OpCo or its Subsidiaries.

(b) Transfer of Employees from OpCo to Alibaba. In case of transfer of employees from OpCo or its Subsidiaries to Alibaba (or its Subsidiaries or PRC registered Affiliates), the employees so transferred shall sign a termination agreement to terminate their employment with OpCo or its Subsidiaries and sign a new labor Contract with Alibaba or its Subsidiaries. The terms and conditions in the new labor Contract shall be no less favorable to such employees than those in the labor Contract with OpCo or its Subsidiaries, and the service period of such employees with OpCo or its Subsidiaries shall be recognized in the new labor Contract with Alibaba or its Subsidiaries.

(c) Severance and Termination Matters. In connection with any transfer of employees under Section 2.08(a), if severance is required to be paid to the employee, the transferor entity shall pay one-half (1/2) of such cost and the transferee entity shall pay one-half (1/2) of such cost. In connection with any transfer of employees under Section 2.08(b), if severance is required to be paid to the employee, HoldCo shall pay all of such cost.

(d) Market Compensation. Until the Final Payment Date, HoldCo shall ensure that compensation of management employees of OpCo shall be reasonable and consistent with industry standards in the PRC.

Section 7.15 Further Covenants.

(a) Maintenance of Existence; Compliance. Until the occurrence of the Final Payment Date, each of HoldCo, OpCo and IPCo shall take all reasonable action to (i) preserve, renew and keep in full force and effect its organizational existence and (ii) maintain all rights, privileges, business licenses, and franchises, and comply with all Contracts, in each case as is necessary or desirable in the normal conduct of its business; and (iii) comply in all material respects with all Laws and judgments, orders and decrees of any Governmental Authority.

(b) Books and Records. So long as any relevant obligation is owing by it under any Transaction Document, each of HoldCo, OpCo and IPCo shall and Alibaba shall cause OpCo IT and OpCo IT’s Subsidiaries to keep proper books of records and account in which full, true and correct entries in conformity with IFRS and all applicable Laws shall be made of all dealings and transactions in relation to its business and activities.

(c) Notices. Until the occurrence of the Final Payment Date, each of HoldCo and IPCo shall promptly give notice to Yahoo! and Softbank of the occurrence of any Default or Event of Default under the IPCo Promissory Note.

(d) Payment Obligations. So long as any payment obligation is owing by it under any Transaction Document, each of HoldCo, OpCo and IPCo shall with respect to itself, each of HoldCo and OpCo shall cause each of its Subsidiaries that is in the OpCo Group, and Alibaba shall cause OpCo IT to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with IFRS with respect thereto have been provided on its books or on the books of the relevant entity in Alibaba, the OpCo Group or IPCo.

(e) Liens. Until the occurrence of the Final Payment Date, HoldCo shall not create, incur, assume or suffer to exist any Lien upon any of its Assets other than to secure total Liabilities, other than Liabilities or obligations incurred pursuant to this Agreement, not to exceed Twenty-Five Million Dollars (US$25,000,000); provided, however, that HoldCo may create, incur, assume or suffer to exist Liens in connection with the incurrence of Indebtedness (in an approved Related Party Transaction, or to an Unrelated Third Party or

Unrelated Third Parties pursuant to one or more bona fide arms-length negotiated agreements) where all of the proceeds from such Indebtedness (net of Transaction Expenses) are used to pay the IPCo Note Amount, the Increase Payment, the Liquidity Event Payment, the Make-Whole Payment or the Impact Payment without regard to the Twenty-Five Million Dollars (US$25,000,000) limit set forth above, and any such Lien shall not be counted against such limit.

(f) Fundamental Changes. Until the occurrence of the Final Payment Date, none of HoldCo, OpCo or IPCo shall enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself.

(g) Negative Pledge. Until the occurrence of the Final Payment Date, IPCo shall not enter into or suffer to exist or become effective any Contract that prohibits or limits the ability of it to create, incur, assume or suffer to exist any Lien upon any of its Assets, whether now owned or hereafter acquired, to secure its obligations under the IPCo Promissory Note.

(h) Senior Payments. Until the occurrence of the Final Payment Date, each of HoldCo and IPCo shall ensure that its obligations and liabilities under the Transaction Documents constitute its unconditional and general obligations that at all times rank senior to all of its other existing or future Indebtedness; provided, however, that the foregoing requirement that such obligations rank senior to existing or future Indebtedness shall not apply with respect to any Indebtedness incurred where all of the proceeds from such Indebtedness (net of Transaction Expenses) are used to pay the IPCo Note Amount, the Increase Payment, the Liquidity Event Payment, the Make-Whole Payment or the Impact Payment and which Indebtedness is not secured by any Lien on Collateral unless such Lien is subordinated to the Liens of the Security Documents on terms satisfactory to Yahoo! and Softbank.

(i) Rights against IPCo. Until the occurrence of the Final Payment Date, none of HoldCo, OpCo, JMY or JT shall exercise, or permit its direct and indirect Subsidiaries to exercise, any rights or remedies under Law or in equity that it or its Subsidiaries has or may otherwise acquire against IPCo (in any way whatsoever) arising out of, or in connection with, the Transaction Documents, including any rights of subrogation, contribution, indemnification, restitution, reimbursement or suretyship until the payment in full of the IPCo Promissory Note.

(j) Further Assurances. Until the occurrence of the Final Payment Date, each of HoldCo, OpCo, IPCo, JMY and JT agree, that from time to time, at its expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that Alibaba, Softbank or Yahoo! may reasonably request, in order to perfect and protect the security interest granted, ensure the continued perfection of, purported or intended to be granted in favor of Alibaba pursuant to the Security Documents or to enable Alibaba to exercise and enforce its rights and remedies thereunder with respect to any Collateral.

(k) Pledge of Alibaba Shares. Until the occurrence of the Final Payment Date, each of JMY and JT hereby covenant and agree to, prior to Closing, transfer or cause to be transferred to IPCo legal and beneficial interest in an aggregate of Fifty Million

(50,000,000) Alibaba Shares owned directly or indirectly by JMY and JT free and clear of all Liens, which shares shall be mortgaged at Closing by IPCo pursuant to the Legal Mortgage of Alibaba Shares (the “Alibaba Share Pledge”). Each of JMY and JT hereby covenant and agree to execute and deliver, or cause to be executed and delivered, all such documentation required to effect such transfer.

(l) Shortfall. JMY and JT covenant and agree that, upon the occurrence of a Liquidity Event, or if HoldCo is obligated under this Agreement to make an Impact Payment or Make-Whole Payment, if (x) the aggregate amount (i) that will be paid in cash by the end of the ninety (90)-day period referenced in Section 2.09(d) to Alibaba in respect of any or all of the Liquidity Event Payment, Increase Payment, if any, Impact Payment, if any, Make-Whole Payment, if any, and the IPCo Promissory Note plus (ii) the Fair Market Value of the Alibaba Share Collateral is less than (y) the aggregate amount of the Liquidity Event Payment, Increase Payment, if any, Impact Payment, if any, Make-Whole Payment, if any, and the amount outstanding under the IPCo Promissory Note (the difference between (x) and (y) being the “Shortfall Amount”), JMY and JT shall, and in connection with any Substitution (as defined below) JMY and JT shall:

(A) execute and deliver a Cayman Islands law governed legal mortgage, in substantially the form attached hereto as Annex D (the “Shortfall Amount Mortgage”) in respect of shares of Alibaba held by them (the “Additional Alibaba Shares”), and/or

(B) transfer Cash and Cash Equivalents (provided, that such Cash Equivalents shall not include publicly traded Securities that are not traded on a securities exchange in the United States or Hong Kong) held by them to one or more of the accounts subject to Liens of the Account Pledge Agreements (the “US Collateral”). The Additional Alibaba Shares and the US Collateral (collectively, the “Pledged Assets”) shall have an aggregate Fair Market Value equal to or greater than the Shortfall Amount (or, in the case of any Substitution, equal to the Fair Market Value of any Pledged Assets being substituted calculated as of the date of such Substitution). Each of JMY and JT shall otherwise take all actions necessary or required under the Shortfall Amount Mortgage and the Account Pledge Agreements (collectively, the “Shortfall Security Documents”) to perfect the Liens intended to be created under such documents with respect to the Pledged Assets. All necessary transfers (including any certificate transfers), deposits, filings, registrations, re-registrations and annotations necessary or required under the Shortfall Security Documents will be effected by JMY, JT and Alibaba prior to the Liquidity Event and each Substitution permitted by this Section 7.15(l), and as of the Liquidity Event and any Substitution, and in each case as a condition precedent to the consummation thereof,

(i) legal and beneficial title to the Additional Alibaba Shares shall be transferred to Alibaba’s security agent under the Shortfall Amount Mortgage (or, in respect of Additional Alibaba Shares mortgaged pursuant to a Substitution, an additional Shortfall Amount Mortgage),

(ii) the Account Pledge Agreements shall be effective to create in favor of Alibaba’s security agent thereunder a valid and perfected first priority Lien on the US Collateral,

(iii) each Shortfall Security Document shall be binding and enforceable against JMY or JT, or both of them, as the case may be, and

(iv) Alibaba, Yahoo! and Softbank shall each have received legal opinions from counsel to JMY and JT, which opinions and counsel shall be reasonably satisfactory to Alibaba, Yahoo! and Softbank, addressing, among other things, the enforceability of the Shortfall Security Documents and the perfection of the transfer and/or Liens on the Pledged Assets pursuant to the Shortfall Security Documents.

The Liens to be granted in accordance with this Section 7.15 shall secure full payment of the Shortfall Amount when due, irrespective of whether payment of the Shortfall Amount is at any time restricted or prohibited by PRC law or otherwise. If requested by JMY and JT, which request will include a reasonable proposal for financing the Shortfall Amount, the consent to which request shall not be unreasonably withheld, delayed or conditioned by Alibaba, JMY and JT may execute the Shortfall Security Documents on a date within ninety (90) days following the occurrence of a Liquidity Event, or following the date on which HoldCo becomes obligated to make an Impact Payment or Make-Whole Payment. JMY and JT may elect to substitute any of the Pledged Assets with other Pledged Assets having equivalent Fair Market Value calculated as of the date of such substitution (a “Substitution”); provided, further, that with respect to any substituted Pledged Assets, all of the procedures with respect to Pledged Assets set forth in this Section 7.15(l) are complied with.

(m) Effect under Shareholders Agreement. For the avoidance of doubt, it is agreed that other than with respect to any shares of Alibaba that have been foreclosed upon,

(i) the transfer of the Alibaba Share Pledge and Pledged Assets pursuant to Section 7.15(k) and (l) above, respectively, will not constitute a “Transfer” under the Shareholders Agreement,

(ii) for all purposes relating to the governance, operation and management of Alibaba (whether under law, the Shareholders Agreement or any governing documents of Alibaba or any of its Affiliates), JMY, JT and the other management members will retain all rights incident to the ownership of such shares, including voting rights and all rights relating to specific levels of ownership, in all cases as if the legal mortgages and related documentation had not occurred or been executed, and

(iii) if the effects described in clauses (i) and (ii) cannot be accomplished without an amendment to the Shareholders Agreement or the Memorandum and Articles of Association of Alibaba, JMY, JT, Yahoo! and Softbank shall effect such amendments as soon as practicable in order to permit the Transfer of such shares or Pledged Assets without assurance of any of the negative effects referred to in clauses (i) and (ii).

In the event that Alibaba forecloses upon any shares pledged pursuant to this Section 7.15, Alibaba shall be free to Transfer such shares (or, if such shares are retired, issue new shares as approved by the Independent Directors in an amount not to exceed the number of shares so retired as a result of such foreclosure) without restriction under the Shareholders Agreement.

(n) Transaction Documents. At or prior to the Effective Time, the Parties will, or will cause their applicable Affiliates to enter into and execute the Transaction Documents.

(o) No Intellectual Property Transfers. From the date of this Agreement until the Effective Time, there shall be no Transfers of Intellectual Property between Alibaba or any of its Subsidiaries (other than the Retained Entities) and HoldCo, IPCo, the Retained Entities or any of their respective Subsidiaries.

(p) Termination of Existing Agreements. At or prior to the Effective Time, Alibaba and its Subsidiaries on the one hand and the OpCo Group on the other hand shall take any and all action to terminate any and all agreements by and between them (other than the Transaction Documents or any agreement contemplated thereby), including (i) the Software Service Agreement between TaoBao (China) Software, Ltd. and OpCo, dated September 16, 2009 and (ii) the Client Service Agreement between Alipay Software (Shanghai) Co., Ltd. and OpCo, dated June 20, 2008 (together, the “Existing IP Agreements”).

(q) IPCo. On or prior to the Effective Time, JMY and JT shall cause IPCo to amend its organizational documents substantially in the form of Exhibit F. By the Effective Time, JMY and JT shall cause a designee of Yahoo! and a designee of Softbank to each have been appointed to the board of directors of IPCo, such that the only directors of IPCo as of the Effective Time are a designee of Yahoo!, a designee of Softbank, JMY and JT.

(r) Compliance. Solely in their capacities officers or directors of HoldCo, OpCo and IPCo, JMY and JT shall take such actions as are within their authority (including by voting in their capacity as director) to cause HoldCo, OpCo or IPCo to take such corporate actions and make such corporate approvals as may be necessary (including seeking any necessary shareholder approvals) for any of HoldCo, OpCo or IPCo to comply with any of its obligations under this Section 7.15; and solely in their capacities, if any, as Beneficial Owners of Securities of HoldCo, OpCo or IPCo, JMY and JT shall vote or cause to be voted such Securities in favor of any corporate actions and or approvals as may be necessary for any of HoldCo, OpCo or IPCo to comply with any of its obligations under this Section 7.15.

ARTICLE VIII

CONDITIONS

Section 8.01 Conditions to Each Party’s Obligation to Effect the Transaction. The obligation of each Party to effect the Closing shall be subject to the satisfaction or waiver of the following conditions precedent (any of which may be waived by agreement of the Parties, in whole or in part, in writing):

(a) Legal Matters. No Governmental Order or other Laws, rule, legal restraint or prohibition, in each case of a Governmental Authority of competent jurisdiction, shall have been issued to prohibit or shall otherwise be in effect to prevent the consummation of the Transactions in any material respect.

(b) PBOC Payment License. At the Effective Time, no order, decision, notice or any other government document have been issued (or pending or imminent) by PBOC to withdraw the PBOC payment license issued to OpCo, or to prohibit or otherwise prevent OpCo from conducting the Business as approved under the PBOC payment license.

(c) Foreign Exchange. The approvals by, registrations with or filings with SAFE or its local counterparts described in Section 8.01(c) of the Disclosure Letter have been obtained.

(d) Cross-License Agreement. Alibaba and OpCo shall have agreed in writing to a mutually acceptable form of Cross-License Agreement substantially on the terms set forth on Schedule 2.10.

Section 8.02 Conditions to Obligations of HoldCo, OpCo and IPCo. The obligations of HoldCo, OpCo and IPCo to affect the Closing shall be subject to the satisfaction or waiver of the following conditions precedent (any of which may be waived by agreement of the Parties, in whole or in part, in writing):

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Alibaba, Yahoo! and Softbank (i) set forth in this Agreement (other than those in Section 3.01 and 6.01) shall be true and correct in all respects (except for such inaccuracies or breaches which do not, individually or in the aggregate, materially decrease the benefits of the Transactions to HoldCo, OpCo and IPCo) as of the Effective Time as if made as of the Effective Time (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), and (ii) the representations and warranties set forth in Section 3.01 and Section 6.01 shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time. Each of Alibaba, Yahoo! and Softbank shall deliver to HoldCo a certificate signed by an executive officer thereof to the effect that the conditions set forth in this Section 8.02(a) have been satisfied.

(b) Performance of Obligations by Alibaba, Yahoo! and Softbank. Each of Alibaba Yahoo! and Softbank shall have performed, in all material respects, its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing. Each of Alibaba, Yahoo! and Softbank shall deliver to HoldCo a certificate signed by an executive officer thereof to the effect that the conditions set forth in this Section 8.02(b) have been satisfied.

(c) Transaction Documents. Except as set forth in this Section 8.02(c) of the Disclosure Letter, each Transaction Document shall have been validly executed and delivered by the applicable Parties (other than HoldCo, OpCo, IPCo, JMY, JT and their applicable Affiliates) and shall be in full force and effect as of the Effective Time.

Section 8.03 Conditions to Obligations of Alibaba, Yahoo! and Softbank. The obligations of Alibaba, Yahoo! and Softbank to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions precedent (any of which may be waived by agreement of the Parties, in whole or in part, in writing):

(a) Accuracy of Representations and Warranties of HoldCo, OpCo and IPCo. Each of the representations and warranties of HoldCo, OpCo and IPCo (i) set forth in this Agreement (other than those in Section 4.01 and 4.02) shall be true and correct in all respects (except for such inaccuracies or breaches which do not, individually or in the aggregate, materially decrease the benefits of the Transactions to Alibaba, Yahoo! or Softbank) as of the Effective Time as if made on and as of the Effective Time (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), and (ii) the representations and warranties set forth in Section 4.01 and Section 4.02 shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time. Each of HoldCo, OpCo and IPCo shall deliver to each of Alibaba, Yahoo! and Softbank a certificate signed by an executive officer thereof to the effect that the conditions set forth in this Section 8.03(a) have been satisfied.

(b) Accuracy of Representations and Warranties of JMY and JT. Each of the representations and warranties of JMY and JT set forth in this Agreement shall be true and correct in all respects (except for such inaccuracies or breaches which do not, individually or in the aggregate, materially decrease the benefits of the Transactions to Alibaba, Yahoo! or Softbank) as of the Effective Time as if made as of the Effective Time (except for such representations and warranties that are made as of a specific date which shall speak only as of such date). JMY and JT shall deliver to each of Alibaba, Yahoo! and Softbank a certificate to the effect that the conditions set forth in this Section 8.03(b) have been satisfied.

(c) Performance of Obligations by HoldCo, OpCo and IPCo. Each of HoldCo, OpCo and IPCo shall have performed, in accordance with the terms hereof, in all material respects, its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and no Default or Event of Default shall have occurred under the IPCo Promissory Note. Each of HoldCo, OpCo and IPCo shall deliver to Alibaba a certificate signed by JMY and JT as executive officers of HoldCo, OpCo and IPCo, respectively, to the effect that the conditions set forth in this Section 8.03(c) have been satisfied.

(d) Performance of Obligations by JMY and JT. Each of JMY and JT shall have performed, in accordance with the terms hereof, in all material respects, his respective agreements and obligations contained in this Agreement required to be performed by him at or before the Closing. Each of JMY and JT shall deliver to Alibaba a certificate to the effect that the conditions set forth in this Section 8.03(d) have been satisfied.

(e) Alibaba Share Pledge. The Alibaba Share Pledge shall have been effected at or before the Effective Time.

(f) Transaction Documents. Except as set forth in this Section 8.03(f) of the Disclosure Letter, each Transaction Document shall have been validly executed and delivered by the applicable Parties (other than Alibaba, Yahoo!, Softbank and their applicable Affiliates) and shall be in full force and effect as of the Effective Time.

(g) Enforceability Opinions. Alibaba, Yahoo! and Softbank shall each have received an enforceability opinion dated the Effective Time from (i) Fangda Partners, PRC counsel to HoldCo and (ii) Maples and Calder, Cayman Islands counsel to IPCo, in each case addressed to Alibaba, Yahoo! and Softbank in the agreed upon form provided to each of Alibaba, Yahoo! and Softbank prior to the date hereof and attached in the form of Exhibit H and Exhibit I hereto, addressing, among others, enforceability of the Transaction Documents and the creation of a perfected security interest in and to the Collateral pursuant to the Security Documents.

(h) IPCo Organization. IPCo shall have amended its organizational documents substantially in the form of Exhibit F and shall have delivered a true and correct copy of such organizational documents to Alibaba, Softbank and Yahoo!, and the designees of Softbank and Yahoo! shall have been appointed to the board of directors of IPCo such that the only directors of IPCo as of the Effective Time shall be the designee of Softbank, the designee of Yahoo!, JMY and JT. IPCo shall have the same Assets, liabilities, and capitalization as on the date of this Agreement, except (a) that IPCo’s Assets shall include the Alibaba Share Collateral and (b) for any changes made with the prior written consent of Yahoo! and Softbank or as required by the Transaction Documents.

(i) Solvency Certificates. Alibaba, Yahoo! and Softbank shall each have received a Solvency Certificate from IPCo and HoldCo dated the Effective Time, substantially in the form of Exhibit J and with appropriate attachments and otherwise reasonably satisfactory to Alibaba, Yahoo! and Softbank, in each case demonstrating that as of immediately prior to the Closing and as of immediately after the Closing (but in each case excluding any Liability for the Liquidity Event Payment, the Make-Whole Payment, the Impact Payment and the Increase Payment), IPCo and HoldCo and their respective Subsidiaries will be Solvent and will have adequate capital to carry on their respective businesses.

(j) Perfection. Each of JMY and JT (with respect to the Legal Mortgage of IPCo Shares, and the Account Pledge Agreements), HoldCo and IPCo (with respect to the Legal Mortgage of Alibaba Shares and the IPCo Asset Charge) shall have delivered evidence reasonably satisfactory to Alibaba, Softbank and Yahoo! that JMY, JT and IPCo, respectively, shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the reasonable opinion of Alibaba, Yahoo! or Softbank, desirable in order to create in favor of Alibaba’s Collateral Agent (as defined below), a valid and (upon such filing and recording) perfected first priority security interest in the Collateral, including, as set forth in Section 4.1 of the Legal Mortgage of IPCo Shares, Section 4.1 of the Legal Mortgage of Alibaba Shares and Section 4.1 of the IPCo Asset Charge and delivery to Alibaba, Softbank and Yahoo! of proper Uniform Commercial Code financing statements (and acknowledgement copies) duly filed in the Recorder of Deeds of the District of Columbia on or before the Effective Time creating a perfected security interest over the Collateral. To that end and without limiting the foregoing, (i) a collateral agency agreement in form and substance satisfactory to Alibaba shall have been executed and delivered between Alibaba and a reputable international financial institution with operations in each of United States and the Cayman Islands (which institution shall be acceptable to Alibaba, the “Collateral Agent”), (ii) HoldCo and/or IPCo or another Person on their behalf, shall have agreed to pay all reasonable fees and expenses of the Collateral Agent (including the reasonable fees and expenses of the Collateral Agent’s legal counsel), and otherwise indemnify the Collateral Agent, in connection with the Security Documents, pursuant a fee letter in form and substance satisfactory to each of Alibaba and the Collateral Agent (the “Fee Letter”), (iii) HoldCo and/or IPCo shall have paid or caused to be paid all such reasonable fees and expenses of the Collateral Agent (including the reasonable fees and expenses of the Collateral Agent’s legal counsel) that are required to be paid prior to or at Closing, (iv) JMY and JT shall have opened such accounts in New York City (with a reputable financial institution acceptable to Alibaba) as are required for purposes of giving effect to the Liens of the Account Pledge Agreements, (v) JMY and JT shall have paid all reasonable fees and expenses that are required to be paid in connection with such accounts prior to or at Closing, and (vi) JMY and JT shall have executed and delivered “Control Agreements” in respect of such accounts (as contemplated by the Account Pledge Agreements), each in form and substance satisfactory to Alibaba.

(k) Existing IP Agreement Termination. Each of the Existing IP Agreements shall have terminated and evidence of such termination shall have been delivered to each of Yahoo! and Softbank.

(l) Stop Notice. IPCo has not received a stop notice under Order 50 r.11 of the Grand Court Rules of the Cayman Islands with respect to the shares which are the subject of the security interest mortgaged by each of JMY and JT pursuant to the Legal Mortgage of IPCo Shares (and Alibaba hereby undertakes that neither it nor the Mortgagee (as defined in the Legal Mortgage of IPCo Shares) shall serve such a stop notice on IPCo at any time prior to Closing).

(m) Payment Processing Fee Calculation Method. (i) Yahoo! and Softbank shall have received and reviewed a report setting forth the conclusions of PricewaterhouseCoopers LLP (“PwC”) regarding OpCo’s calculation method and payment processing fee rates based on financial information for fiscal year 2010 and the first half of fiscal year 2011 provided by OpCo and (ii) in such report PwC has confirmed to Yahoo!’s and Softbank’s reasonable satisfaction that OpCo’s calculation of the Approved Fee Rate (as defined in the Commercial Agreement) based on actual financial records is consistent with the method for calculating the Approved Fee Rate as set forth in the Auditor’s Review Instructions (as defined in the Commercial Agreement).

ARTICLE IX

TERMINATION

Section 9.01 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by unanimous written agreement of the Parties;

(ii) by either HoldCo (by giving written notice of such termination to Alibaba) or Alibaba (by giving written notice of such termination to HoldCo), if the Closing shall not have occurred on or prior to December 31, 2011 (the “Outside Date”), provided, that the Outside Date shall automatically be extended by sixty (60) days if all of the conditions set forth in Article VIII are satisfied as of December 31, 2011 but for Section 8.01(c) (excluding any conditions which by their nature are to be satisfied only upon the Closing and which are capable of being satisfied), and provided further that the right to terminate this Agreement under this Section 9.01(a)(ii) shall not be available to any Party whose breach of this Agreement shall have been the primary cause of the failure of the Closing to occur on or before the Outside Date;

(iii) by either HoldCo or Alibaba if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such Governmental Order or other action shall have become final and non-appealable;

(iv) by either HoldCo or Alibaba if PBOC issues a final order, decision, notice or any other official government document to withdraw the PBOC payment license issued to OpCo, or to prohibit or otherwise prevent OpCo from conducting the Business as approved under the PBOC payment license, or to narrow the scope of businesses that OpCo is permitted to conduct under the PBOC payment license;

(v) by either HoldCo or Alibaba if any approvals by, registrations with or filings with SAFE or its local counterparts described in Section 8.01(c) of the Disclosure Letter is failed to be obtained, and such failure shall have become final and non-appealable;

(vi) by HoldCo if any of the representations or warranties of Alibaba, Yahoo! or Softbank contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 8.02(a) or if Alibaba, Yahoo! or Softbank has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 8.02(b), in each case only to the extent such inaccuracy or failure cannot be cured by the Outside Date; provided, that if such inaccuracy or breach by Alibaba, Yahoo! or Softbank is curable, through the exercise of commercially reasonable efforts, within twenty (20) days after receipt of written notice from HoldCo of such breach hereunder, then HoldCo may terminate this Agreement under this Section 9.01(a)(vii) at any time following the end of such twenty (20)-day period but not earlier, provided, that Alibaba, Yahoo! or Softbank, as applicable, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach through such twenty (20)-day period (it being understood that HoldCo may not terminate this Agreement pursuant to this Section 9.01(a)(vii) if HoldCo shall have materially breached this Agreement or if such inaccuracy or breach by Alibaba, Yahoo! or Softbank, as applicable, is cured prior to termination); or

(vii) by Alibaba, if any of the representations or warranties of HoldCo, OpCo, IPCo, JMY or JT contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 8.03(a) or Section 8.03(b), or if HoldCo, OpCo, IPCo, JMY or JT has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 8.03(b) or Section 8.03(d), and such inaccuracy or failure cannot be cured by the Outside Date; provided, that if such inaccuracy or breach by HoldCo, OpCo, IPCo, JMY or JT is curable, through the exercise of commercially reasonable efforts, within twenty (20) days after receipt of written notice from Alibaba of such breach hereunder, then Alibaba may terminate this Agreement under this Section 9.01(a)(vii) at any time following the end of such twenty (20)-day period but not earlier, provided, that HoldCo, OpCo, IPCo, JMY or JT, as applicable, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach through such twenty (20)-day period (it being understood that Alibaba may not terminate this Agreement pursuant to this Section 9.01(a)(vii) if Alibaba shall have materially breached this Agreement or if such inaccuracy or breach by HoldCo, OpCo, IPCo, JMY or JT, as applicable, is cured prior to termination).

(b) This Agreement shall automatically terminate upon the occurrence of the Final Payment Date.

Section 9.02 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 9.01(a), then this Agreement and the other Transaction Documents shall thereafter become void and have no effect, and no Party shall have any Liability under the Transaction Documents to the other Parties or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties contained in this Section 9.02(a), Section 7.01, Section 10.01, Section 10.06, Section 10.07 and Section 10.08, and except that nothing herein will relieve any Party from (i) Liability for any breach of this Agreement (including, subject to Section 10.12, any inaccuracy contained in any representation or warranty) prior to such termination, or (ii) Liability extinguished by the Release Agreement.

(b) In the event of termination of this Agreement in accordance with Section 9.01(b), the Transaction Documents (other than (i) the Security Documents, to the extent that any obligations of OpCo, IPCo, HoldCo, JMY or JT (as determined in the IPCo Promissory Note) survives the Final Payment Date, in each case as provided for in such Security Document, (ii) the Release Agreement and (iii) the Commercial Agreement) shall thereafter become void and have no effect, and no Party shall have any Liability hereunder or thereunder to the other Parties or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties contained in Section 1.01, Section 2.09, Section 2.10, Section 7.01, Section 7.02, Section 7.09 (to the extent stated therein), Section 7.11, Section 7.13 (to the extent stated therein), Section 7.15(b), Section 7.15(d), Section 7.15(l), Section 7.15(m), Section 7.15(r), Section 10.01, Section 10.06, Section 10.07, Section 10.08, Section 10.09 and Section 10.12, and any other provision of this Agreement or any other Transaction Document that calls for performance after the date of the Final Payment Date (including the Make-Whole Payment and the Impact Payment), and except that nothing herein will relieve any Party from Liability for any breach (including, subject to Section 10.12, any inaccuracy contained in any representation or warranty) of this Agreement prior to such termination.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first (1st) Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient) or (iii) on the date of receipt of transmission by facsimile or electronic mail, provided that it is followed immediately by confirmation of receipt of delivery by personal delivery or a nationally recognized courier service that is received pursuant to subclause (i) or (ii) (or, the first (1st) Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient), to the Parties at the following address or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

To Alibaba:

c/o Alibaba Group Services Limited

24th Floor, Jubilee

18 Fenwick Street

Wanchai

Hong Kong

Attention:  General Counsel

Facsimile No.: +852 2215 5200

with a copy to the Independent Directors at the addresses for Yahoo! and Softbank, respectively, as set forth below.

To Yahoo!:

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Attention: General Counsel

Facsimile No: (408) 349-3650

with a copy (not notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, CA 94301

Attention:   Kenton J. King

Leif B. King

Facsimile No.: (650) 470-4570

To Softbank:

SOFTBANK CORP.

1-9-1 Higashi-shimbashi, Minato-ku

Tokyo 105-7303, Japan

Attention: Mr. Katsumasa Niki, Finance

Facsimile No: +81-3-6215-5001

with a copy (not notice) to:

Morrison & Foerster LLP

Shin-Marunouchi Building 29F, 1-5-1 Marunouchi, Chiyoda-ku

Tokyo 100-6529, Japan

Attention: Kenneth Siegel

Facsimile No: +81-3-3214-6512

To HoldCo, OpCo, IPCo, JMY or JT:

c/o Alibaba Group Services Limited

24th Floor, Jubilee

18 Fenwick Street

Wanchai

Hong Kong

Attention: General Counsel

Facsimile No.: +852 2215 5200

with a copy (not notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10023

Attention: Mark Gordon

Facsimile No: (212) 403-2343

and

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Larry Granatelli

Facsimile No.: (650) 938-5200

and

Fangda Partners

20/F, Kerry Center

1515 Nan Jing West Road

Shanghai 200040, China

Attention: Jonathan Zhou

Facsimile No: +8621-5298-5577

Section 10.02 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties (or, as to Alibaba, the Independent Directors, and as to the Joinder Parties, JMY), or in the case of a waiver, by the Party against whom the waiver is to be effective (or, as to Alibaba, the Independent Directors, and as to the Joinder Parties, JMY). No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.03 Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the Parties (in the case of Alibaba, approved by the Independent Directors).

Section 10.04 Entire Agreement. This Agreement (including all Schedules and Exhibits), the Disclosure Letter and the other Transaction Documents contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters; provided, that for the avoidance of doubt, this Agreement (including all Schedules and Exhibits), the Disclosure Letter and the other Transaction Documents do not amend or act as a waiver of any rights under (except as expressly set forth in the Release Agreement, if and when executed and delivered) any of the following agreements:

(a) the Shareholders Agreement, except that:

(i) no Alibaba Independent Action taken in accordance with Section 7.11 shall be subject to any other consent right of directors, members or otherwise set forth in the Shareholders Agreement;

(ii) in no event shall any right of the Independent Directors to take any Alibaba Independent Action (or any Alibaba Independent Action taken by the Independent Directors) be deemed to conflict with the Shareholders Agreement or any party’s rights or obligations thereunder, including for the purposes of Sections 2.1 and 2.2 thereof; and

(iii) the provisions of Section 7.11 supersede Sections 3.5 and 3.6 of the Shareholders Agreement to the extent of any conflict or inconsistency therewith;

(b) the Technology and Intellectual Property Agreement by and between Yahoo! and Alibaba, dated October 24, 2005,

(c) the Non-Competition Agreement by and among Alibaba, Yahoo!, JMY and JT, dated October 24, 2005,

(d) the Registration Rights Agreement by and among Alibaba, JMY, Softbank and Yahoo!, dated October 24, 2005,

(e) the Yahoo! Investment Agreement by and between Yahoo! and Alibaba, dated October 24, 2005,

(f) the Patent License Agreement by and between Yahoo! and Alibaba, dated October 24, 2005,

(g) the Network Security Agreement by and between Yahoo! and Alibaba, dated October 24, 2005 (each such agreement listed in clauses (a) through (g), inclusive as has been amended to date, together with any ancillary agreements thereto), and

(h) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 10.05 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns in accordance with this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Yahoo!, Softbank, OpCo, JMY, JT, HoldCo, IPCo, Alibaba, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. JMY and JT shall be parties to this Agreement solely with respect to Article I, V, VI, VIII, IX, X and Section 2.09(c), 2.11, 2.14, 7.01, 7.02, 7.04, 7.05, 7.06, 7.07, 7.08, 7.10, 7.11, 7.15(i), 7.15(j), 7.15(k), 7.15(l), 7.15(m), 7.15(n) and 7.15(r).

Section 10.06 Public Disclosure. Each of Yahoo!, Softbank, OpCo, JMY, JT, HoldCo, IPCo and Alibaba agree that no press release or similar public announcement, disclosure or communication shall be made concerning the terms of the Transactions, except if

(a) solely to the extent requested or required to comply with the requirements of any applicable Laws, or (b) all Parties have consulted in advance with respect thereto, approved such public statement in advance and in writing, and each Party is provided a reasonable advance opportunity to review and provide comments with respect to any public disclosure. The Parties acknowledge and agree that notwithstanding anything in this Agreement to the contrary, Yahoo! will be required to file with the U.S. Securities and Exchange Commission a Form 8-K summarizing the material terms of this Agreement and the other Transaction Documents and including a copy of this Agreement as an exhibit to such Form 8-K. Yahoo! will provide a draft of such Form 8-K to the other Parties at a reasonable time in advance of the filing in order to allow the other Parties to review, and propose any reasonable changes to, the disclosure contained in such 8-K, and Yahoo! will consider in good faith any such proposed changes.

Section 10.07 Expenses. Except as otherwise expressly provided in this Agreement, if the Closing occurs, all costs and expenses of external legal counsel incurred by the Parties in connection with the negotiation and execution of the Transaction Documents shall be paid by Alibaba. If this Agreement is terminated before the Closing occurs, each Party shall bear the costs and expenses of its own external legal counsel. All other costs and expenses incurred by any Person in connection with this Agreement and the Transactions shall be borne by the Person incurring such expenses. Notwithstanding the foregoing, HoldCo and OpCo shall promptly pay (a) to the Collateral Agent (or any successor agent), all fees, expenses and other amounts payable pursuant to the Fee Letter, and (b) to Alibaba, any fees, expenses and other expenses required to be paid by HoldCo or OpCo to the Collateral Agent, any successor thereof or their legal counsel, to the extent previously paid by Alibaba.

Section 10.08 Governing Laws; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN.

Section 10.09 Arbitration.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration. The arbitration shall be administered by, and conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties. The seat of the arbitration shall be Singapore, provided, that, the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances. The arbitration shall be conducted in the English language.

(b) The arbitration shall be conducted by three arbitrators. The Party (or the Parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other Party (or the other Parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within thirty (30) days of receipt of the Request by the Respondent, either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within thirty (30) days after the ICC has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the ICC shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

(c) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award may include an award of costs, including, without limitation, reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a Party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Laws, be charged against the Party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(d) In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties relating to the Transaction Documents. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under these Transaction Documents, the ruling of the tribunal constituted under this Agreement will govern, and that tribunal will decide all disputes in the consolidated proceeding.

(e) The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing Party’s Securities are listed or applicable Laws.

(f) The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(g) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in Dollars (or, if a payment in Dollars is not permitted by Law and if mutually agreed upon by the Parties, in PRC currency), free from any deduction, offset or withholding for Taxes.

(h) Notwithstanding this Section 10.09 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party, provided there is no unreasonable delay in the prosecution of that application.

Section 10.10 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 10.11 Rules of Construction. Each Party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and has relied upon the advice of counsel of its choice. Each Party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each Party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents and in the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the Parties.

Section 10.12 Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing for a period of three (3) years after the Closing, provided that no Party shall have any Liability to any other Person for monetary damages in connection with any such representation or warranty (including breach or inaccuracy thereof) unless such breach or inaccuracy is a material breach or inaccuracy. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the three (3) year anniversary of the Effective Time except with respect to any claim initiated prior to the expiration of such three (3) year period.

Section 10.13 Non-Severability.

(a) Each provision of the Transaction Documents shall be deemed a material and integral part hereof. Except as otherwise provided in this Section 10.13, in the event of a final determination of invalidity, illegality or unenforceability of any provision of any of the Transaction Documents, the Parties shall negotiate in good faith to amend this Agreement (and any of the other Transaction Documents, as applicable) or to enter into new agreements to replace such invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provisions providing the Parties with benefits, rights and obligations that are equivalent in all material respects as provided by the Agreement (and any of the other Transaction Documents, as applicable) as if the invalid, illegal or unenforceable provision(s) had been valid, legal and enforceable. In the event the Parties are not able to reach agreement on such amendments or new agreements, then the ICC arbitrators (pursuant to the procedures set forth in Section 10.09 hereof) shall determine, as part of their arbitral award, such amendments or new agreements such to provide the Parties with benefits, rights and obligations that are equivalent in all material respects as provided by the Agreement (and any of the other Transaction Documents, as applicable) as if the stricken provision(s) had been valid, legal and enforceable.

(b) No Party shall, or shall permit any of its Related Parties or Representatives to, directly or indirectly assert that any provision of any Transaction Document is invalid, illegal or unenforceable. Without limiting the Parties’ remedies for breach of the immediately preceding sentence and notwithstanding anything to the contrary herein, if (i) HoldCo, OpCo, IPCo, JMY, JT, any HoldCo Shareholder or any Related Party or Representative of any of the foregoing asserts in any dispute, controversy or claim arising out of, relating to, or in connection with any Transaction Document, that any provision of any Transaction Document is invalid, illegal or unenforceable and (ii) the ICC or any other arbitral body of competent jurisdiction or any Governmental Authority of competent jurisdiction holds any of the following obligations to be invalid, illegal or unenforceable: (x) the obligations to make the Liquidity Event Payment, the Make-Whole Payment, the Increase Payment or the Impact Payment, (y) to repay the IPCo Promissory Note, or (z) to provide the services specified for the fees specified under the Commercial Agreement, then all of the Transaction Documents shall, unless such consequences are waived by the Independent Directors, be deemed null and void in all jurisdictions as if they had not occurred.

(c) In any event, the invalidity, illegality or unenforceability of any provision of any Transaction Document in any jurisdiction shall not affect the validity or enforceability of any Transaction Document, including that provision, in any other competent jurisdiction.

Section 10.14 English Language Only. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the parties hereto. All communications to be made or given pursuant to this Agreement will be in the English language.

Section 10.15 Valuation Procedure for FMV. In order to determine the Fair Market Value of Assets or Securities other than publicly traded Securities or cash, the following procedure shall be used: the Fair Market Value of the Assets or Securities shall be determined by internationally recognized investment banking firms, one firm appointed by Alibaba (“Alibaba Bank”) and one firm appointed by HoldCo (“HoldCo Bank”, together with Alibaba Bank, the “Initial Banks”), and if a third is necessary as provided below, the Initial Banks shall appoint a third investment bank (“Third Bank”). Each Initial Bank’s determination shall be made and delivered to Alibaba and HoldCo within thirty (30) days following the date on which the second Initial Bank was appointed. If the determinations of the Fair Market Value of the Assets or Securities made by the Initial Banks are within ten percent (10%) of each other

(i.e., the difference between the two determined Fair Market Value is equal to or less than ten percent (10%) of the higher determined Fair Market Value), then the average of the Alibaba Bank-determined Fair Market Value and the HoldCo Bank-determined Fair Market Value shall be used as the final Fair Market Value of the Assets or Securities. If the determinations of the Fair Market Value of the Assets or Securities made by the Initial Banks are not within ten percent (10%) of each other, then the determination of the Third Bank shall be delivered to Alibaba and HoldCo within thirty (30) days after the appointment of the Third Bank. The determination of the Fair Market Value of the Assets or Securities by such Third Bank, together with such determinations provided by the Initial Banks, will be used to determine the final Fair Market Value of the Assets or Securities as follows: (i) if the determination made by the Third Bank falls within the middle third of the range between the determinations made by the two Initial Banks (i.e., if the Third Bank determination is (1) greater than the sum of the lower determined Fair Market Values of the Initial Banks plus one-third (1/3) of the difference between the two determined Fair Market Values of the Initial Banks and (2) less than the sum of the lower determined Fair Market Value of the Initial Banks plus two-thirds (2/3) of the difference between the two determined Fair Market Values of the Initial Banks), then the final Fair Market Value of the Assets or Securities shall be the Fair Market Value determined by the Third Bank; and (ii) if the Fair Market Value of the Assets or Securities determined by the Third Bank falls outside the middle third of the range between the determinations of the Initial Banks, then the final Fair Market Value of the Assets or Securities shall be the Fair Market Value of the Assets or Securities determined by the Initial Bank that is closer to the Fair Market Value of the Assets or Securities determined by the Third Bank (the “Valuation Procedure”).

Section 10.16 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time hereby is made expressly of the essence.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

Alibaba Group Holding Limited		浙江阿里巴巴电子商务有限公司
(Zhejiang Alibaba E-Commerce Co., Ltd.)

By:	/s/ Jack Ma Yun	By:	/s/ Jack Ma Yun
	Name: Jack Ma Yun		Name: Jack Ma Yun
	Title: Chairman & Chief Executive Officer		Title: Legal Representative

Yahoo! Inc.		支付宝（中国）网络技术有限公司
(Alipay.com Co., Ltd.)

By:	/s/ Timothy R. Morse	By:	/s/ Jack Ma Yun
	Name: Timothy R. Morse		Name: Jack Ma Yun
	Title: Chief Financial Officer		Title: Legal Representative

SOFTBANK CORP.		APN Ltd.

By:	/s/ Masayoshi Son	By:	/s/ Jack Ma Yun
	Name: Masayoshi Son		Name: Jack Ma Yun
	Title: Chairman & CEO		Title: Director

/s/ Joseph Chung Tsai		/s/ Jack Ma Yun
Joseph Chung Tsai		Jack Ma Yun
(solely with respect to the Sections referred to in Section 10.05 of the Framework Agreement)		(solely with respect to the Sections referred to in Section 10.05 of the Framework Agreement)

Exhibit E

FORM OF RELEASE AGREEMENT

This RELEASE AGREEMENT, dated as of [—] (this “Agreement”), is entered into by and among Alibaba Group Holding Limited, a company organized under the laws of the Cayman Islands (“Alibaba”), SOFTBANK CORP., a Japanese corporation and shareholder of Alibaba (“Softbank”), Yahoo! Inc., a Delaware corporation and shareholder of Alibaba (“Yahoo!”), Jack Ma Yun (“JMY”), Joseph Chung Tsai (“JT”), Xie Shihuang (“SX”), and 浙江阿里巴巴电子商务有限公司 （Zhejiang Alibaba E-Commerce Co., Ltd.）, a limited liability company organized under the laws of the People’s Republic of China (“HoldCo”). Alibaba, Softbank, Yahoo!, JMY, JT, SX and HoldCo are herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Alibaba, Softbank, Yahoo!, Alipay.com Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“OpCo”), JMY, JT, SX, HoldCo, and certain other parties named therein have entered into a Framework Agreement dated July 29, 2011 (the “Framework Agreement”);

WHEREAS, the ownership of OpCo was restructured in a series of transactions with the effect that upon the completion of the restructuring transactions 100% of the outstanding shares of OpCo had been transferred from Alibaba or its subsidiaries to HoldCo, a company 80% owned by JMY and 20% by SX, and as part of the restructuring or to effect the restructuring certain assets of the Business were transferred from Alibaba or its subsidiaries to OpCo, and Alibaba made Loans to JMY and SX, in each case pursuant to the Release Transactions, as defined in Exhibit A;

WHEREAS, in connection with the restructuring of OpCo certain Control Agreements (as defined in Exhibit A) were entered into pursuant to which Alibaba continued to effectively control OpCo until the Control Agreement Termination; and

WHEREAS, the board of directors of Alibaba has adopted resolutions substantially in the form attached as Exhibit A to this Agreement ratifying certain actions of Alibaba, Alibaba’s subsidiaries, JT and JMY;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein and in the Framework Agreement, effective at the Effective Time as defined in the Framework Agreement (the “Effective Time”), and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

(a) Definitions. Unless otherwise specifically defined in this Agreement, each capitalized term used but not defined in this Agreement shall have the meaning assigned to such term in the Framework Agreement or in Exhibit A to this Agreement.

ARTICLE II

RELEASES AND COVENANT NOT TO SUE

Section 2.1. Release and Discharge.

(a) Effective as of the Effective Time, Alibaba, Yahoo! and Softbank, for themselves and, to the maximum extent permitted by Law, on behalf of each of their respective former and current officers, directors, executives, employees (including, without limitation, internal legal counsel), subsidiaries, controlled Affiliates, predecessor entities, successors and assigns of any said person or entity (the “Releasing Parties”), hereby knowingly, voluntarily, unequivocally, fully, and, subject in each case to Section 4.13 hereof, unconditionally, irrevocably and forever release and discharge Alibaba, OpCo, HoldCo, JM, JT, SX and each of their respective former and current officers, directors, executives, employees, security holders (including without limitation shareholders), parents, subsidiaries, Affiliates, predecessor entities, accountants, auditors, attorneys, representatives (excluding investment banking firms), heirs, executors, administrators, successors and assigns of any said person or entity (including, without limitation, internal legal counsel) (collectively, the “Released Persons”) from the following (collectively, the “Released Claims”): any and all past or present, direct and/or indirect claims, rights, actions, causes of action, losses, obligations, sums of money due, costs, judgments, suits, damages and charges of whatever kind or nature, known or unknown, disclosed or undisclosed, suspected or unsuspected, contingent or absolute, in law or in equity, whether individual, or in their capacity as shareholders of Alibaba or of any of their respective subsidiaries or controlled Affiliates, asserted or that could have been asserted, under any Law of any jurisdiction anywhere in the world (including without limitation any Law of the United States or any state or territory thereof, any Law of the Peoples Republic of China or any region or territory thereof or the Special Administrative Region of Hong Kong, and any Law of the Cayman Islands) (collectively, “Claims”):

(i) arising from or out of, based upon or related to:

(1) the Release Transactions;

(2) the Control Agreements and Control Agreement Termination, as defined in Exhibit A to this Agreement;

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(3) during the period commencing on the date of the first Release Transaction and continuing until the Effective Time, related party transactions between or among Alibaba, OpCo and their respective subsidiaries and controlled Affiliates effected without the approval, to the extent required, of Alibaba's board of directors, in each case to the extent in the ordinary course of business, consistent with the past practices of Alibaba and OpCo as conducted in the period prior to the first Release Transaction; and

(4) during the period commencing on the date of the first Release Transaction and continuing until the Effective Time, (A) any and all actions taken or not taken by the Released Persons, whether as officers or directors of Alibaba, OpCo or otherwise, to give effect to or to implement any of the transactions or actions set forth in the foregoing clauses (1), (2) or (3), and (B) the nature, substance and timing of any disclosures, communications or statements (or the failure to make any such disclosures, communications or statements) relating to the transactions or actions set forth in the foregoing clauses (1), (2) or (3) to directors, shareholders, auditors or attorneys of Alibaba, to other Releasing Persons or to the public (which in the case of disclosures, communications and statements to the public shall be limited to disclosures, communications and statements published and available to the general public at the Effective Time); or

(ii) arising from or out of, or based upon, the fact of, without more, or the continuation of, without more, ownership or control, from and after the first Release Transaction, by any Released Party, of OpCo, its subsidiaries and controlled Affiliates;

provided, that for the avoidance of doubt, in the case of Claims that relate (A) in part to the matters specified in clauses (i) and (ii) and (B) in part to other matters, the “Released Claims” shall include such Claims only to the extent relating to the matters described in clause (A) and not to the extent relating to the matters described in clause (B).

(b) For avoidance of doubt, with respect to Released Persons who are individuals, the releases provided for in this Section 2.1 shall apply to them in any capacity acting by or on behalf of, any Released Person, including, in their capacity as officer, executive, director, managing partner, principal, member, security holder, trustee or fiduciary for or with respect to any other Released Person.

(c) Any Person released from any claim pursuant to this Section 2.1 may plead this Agreement as a complete defense, discharge and bar to any action, claim or demand, in any court or tribunal anywhere in the world, brought in respect of such released claim in contravention of this Agreement for so long as this Agreement remains in effect.

(d) For the avoidance of doubt, the release and discharge set forth herein shall not be deemed to release any of the Released Parties or Releasing Parties from its obligations under any of the other Transaction Documents.

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Section 2.2. Scope of Release.

(a) The Parties acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims. The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a Party or Parties. It is nonetheless the intent of the Parties to give a full, complete and final release and discharge of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to the Released Claims, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any Law of the United States, the People’s Republic of China, the Hong Kong Special Administrative Region, the Cayman Islands or of any state or territory of the United States or of any other jurisdiction in the world, or principle of common law, under which a general release does not extend to claims which the Parties do not know or suspect to exist in their favor at the time of executing the release, which if known by the Parties might have affected the Parties’ settlement. The Parties expressly waive and relinquish, to the fullest extent permitted by Law, the provisions, rights, and benefits of §1542 of the California Civil Code, or any Law of any other jurisdiction anywhere in the world of similar effect, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b) “Specified Representations” means the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.08, 4.09, 4.10, 4.11, 4.12, 4.20, 5.01, 5.02, 5.03, 5.04, and 5.05 of the Framework Agreement. “Correctness” or “Correct” means correct except for (i) inaccuracies or breaches of which the Independent Directors or the senior executive officers of Yahoo! or Softbank who were involved in the negotiation of the Framework Agreement had Knowledge prior to the Effective Time if such breaches or inaccuracies were sufficient to cause the condition to the obligations of Alibaba, Yahoo! and Softbank in Section 8.03(a) of the Framework Agreement not to be satisfied prior to the Effective Time or were disclosed as exceptions to the certificate delivered by HoldCo pursuant to Section 8.03(a) of the Framework Agreement, or (ii) such inaccuracies or breaches which do not, individually or in the aggregate, substantially decrease (A) the benefits of the Transactions to Alibaba, Yahoo! or Softbank or (B) the value of Alibaba. “Knowledge” shall be evidenced solely by written evidence (including email, and including self-generated writings and writings created by Releasing Persons) demonstrating that such person had knowledge of such inaccuracy or breach.

(c) The Parties acknowledge and agree that the inclusion of this Section 2.2 was separately bargained for and is a material term of this Agreement.

Section 2.3. Covenant Not to Sue. Effective as of the Effective Time, each of Alibaba, Yahoo! and Softbank covenants, on behalf of itself and its respective Releasing Parties, not to initiate, bring, raise, instigate, commence, assert, maintain or prosecute any Released Claim against any Released Person before any court, arbitrator, or other tribunal in any jurisdiction in

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the world, whether as a claim, a cross claim, or counterclaim for so long as this Agreement remains in effect. So long as this Agreement remains in effect, and any Released Person may plead this Agreement as a complete bar, discharge and defense to any Released Claim brought in derogation of this covenant not to sue.

ARTICLE III

COVENANTS

Section 3.1. Non-Assertion. No Party shall, or shall permit any of its Related Parties or Representatives to, directly or indirectly assert that any provision of any Transaction Document is invalid, illegal or unenforceable.

Section 3.2. Non-Disparagement. Other than as a Party may determine is necessary to respond to any legal or regulatory process or proceeding or to give appropriate testimony or file any necessary documents in any legal or regulatory process or proceeding or as may be required by Law, each Party to this Agreement shall not make any public statements or any private statements that disparage, denigrate or malign the other Parties or the Released Persons concerning the subject matter of the Transaction Documents, the Released Claims or the Release Transactions.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Admission. This Agreement constitutes the settlement of disputed claims; it does not and shall not constitute an admission of liability by any of the parties. This Section 4.1 shall survive any termination of this Agreement.

Section 4.2. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

Section 4.3. Governing Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN.

Section 4.4. Arbitration.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration. The arbitration shall be administered by, and conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties. The seat of the arbitration shall be Singapore, provided, that, the arbitrators may hold hearings in such other

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locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances. The arbitration shall be conducted in the English language.

(b) The arbitration shall be conducted by three arbitrators. The Party (or the Parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other Party (or the other Parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within thirty (30) days of receipt of the Request by the Respondent, either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within thirty (30) days after the ICC has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the ICC shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

(c) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award may include an award of costs, including, without limitation, reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a Party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Laws, be charged against the Party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(d) In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties relating to this Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under these Transaction

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Documents, the ruling of the tribunal constituted under this Agreement will govern, and that tribunal will decide all disputes in the consolidated proceeding.

(e) The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing Party’s securities are listed or applicable Laws.

(f) The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(g) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in Dollars (or, if a payment in Dollars is not permitted by Law and if mutually agreed upon by the Parties, in PRC currency), free from any deduction, offset or withholding for Taxes.

(h) Notwithstanding this Section 4.4 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party, provided there is no unreasonable delay in the prosecution of that application.

Section 4.5. Notices . All notices and other communications hereunder shall be in writing and shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first (1st) Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient) or (iii) on the date of receipt of transmission by facsimile or electronic mail, provided that it is followed immediately by confirmation by personal delivery or a nationally recognized courier service that is received pursuant to subclause (i) or (ii) (or, the first (1st) Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient), to the Parties at the following address or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

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To Alibaba:

c/o Alibaba Group Services Limited

24th Floor, Jubilee

18 Fenwick Street

Wanchai

Hong Kong

Attention:    General Counsel

Facsimile No.: +852 2215 5200

To Yahoo!:

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089-0703

Attention:    General Counsel

Facsimile No: +1-408-349-3510

with a copy (not notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, CA 94301

Attention:    Kenton J. King

          Leif B. King

Facsimile No.: +1-650-470-4570

To Softbank:

SOFTBANK CORP.

1-9-1 Higashi-shimbashi, Minato-ku

Tokyo 105-7303, Japan

Attention:    Mr. Katsumasa Niki, Finance

Facsimile No:    +81-3-6215-5001

with a copy (not notice) to:

Morrison & Foerster LLP

Shin-Marunouchi Building 29F, 1-5-1 Marunouchi, Chiyoda-ku

Tokyo 100-6529, Japan

Attention:    Kenneth Siegel

Facsimile No: +81-3-3214-6512

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To HoldCo, JMY, JT or SX:

c/o Alibaba Group Services Limited

24th Floor, Jubilee

18 Fenwick Street

Wanchai

Hong Kong

Attention:    General Counsel

Facsimile No.: +852-2215-5200

with a copy (not notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY

Attention:    Mark Gordon

Facsimile No: +1-212-403-2343

Section 4.6. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations in this Agreement shall be assigned (other than by operation of law as a result of a merger or similar transaction) by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and, subject to the preceding sentence, assigns.

Section 4.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 4.8. Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior (but not subsequent) agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter of this Agreement and thereof; provided, however, that the obligations of the Parties set forth in the Framework Agreement shall not be superseded and shall remain in full force and effect. Each party hereto acknowledges and agrees that each of the non-Party Released Persons are express third party beneficiaries of the releases of such non-Party Released Persons contained in Sections 2.1 and 2.2 and covenants not to sue contained in Section 2.3 of this Agreement and are entitled to enforce rights under such sections to the same extent that such non-Party Released Persons could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any Person other than the Parties any rights or remedies in this Agreement.

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Section 4.9. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

Section 4.10. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall be deemed to mean “and/or.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

Section 4.11. Representation by Counsel; Mutual Drafting. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 4.12. Specific Performance. It is understood and agreed by the Parties that a breach of this Agreement would cause actual, immediate and irreparable injury for which there would be no adequate remedy at law and money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party therefore shall be entitled, in addition to any other remedy available thereto under this Agreement, at law or in equity, to specific performance and injunctive or other equitable relief as a remedy of any such breach.

Section 4.13. Termination If either of the following occurs:

(a) (i) HoldCo, OpCo, IPCo, JMY, JT, any HoldCo Shareholder or any Related Party or Representative of any of the foregoing asserts in any dispute, controversy or claim arising out of, relating to, or in connection with any Transaction Document, that any provision of any Transaction Document is invalid, illegal or unenforceable and (ii) the ICC or any other arbitral body of competent jurisdiction or any Governmental Authority of competent jurisdiction holds any of the obligations set forth in clauses (x), (y) or (z) of Section 10.13(b) of the Framework Agreement to be invalid, illegal or unenforceable, then unless waived by the Independent Directors (as defined in the Framework Agreement), or

(b) any failure of the Specified Representations to be Correct,

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then in each case, the Independent Directors may terminate this Agreement by written notice to HoldCo, OpCo, JMY and JT; provided that in the case of termination under Section 4.13(b), if the failure of the Specified Representations to be Correct is capable of being cured, HoldCo, OpCo, JMY and JT shall have ninety (90) days in which to cure such failure, and this Agreement shall not terminate prior to the end of such ninety (90) day period (and shall not terminate if such failure is cured during such period); provided further that regardless of whether such ninety (90) day cure period has expired, any Party hereto may assert any Released Claim that would, due to the passage of time, be barred (including due to the expiration of the statute of limitations for such Released Claim) or deemed waived (if not asserted prior to the expiration of such ninety (90) day cure period; provided that any Released Claim so asserted shall be withdrawn if the matter is cured prior to the end of such ninety (90) day cure period.

Upon termination under this Section 4.13, this Agreement shall terminate immediately and shall thereafter be deemed null and void in all jurisdictions as if it had not occurred.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

/s/

Alibaba Group Holding Limited

/s/

浙江阿里巴巴电子商务有限公司 (Zhejiang Alibaba E-Commerce Co., Ltd.)

/s/

Joseph Chung Tsai

/s/

Jack Ma Yun

/s/

Xie Shihuang

/s/

Yahoo! Inc.

/s/

SOFTBANK CORP.

EXHIBIT A

ALIBABA GROUP HOLDING LIMITED

(THE “COMPANY”)

WRITTEN RESOLUTIONS

OF THE BOARD OF DIRECTORS OF THE COMPANY (THE “DIRECTORS”)

DATED [—]

1.	TRANSFER OF ALIPAY.COM CO., LTD.

1.1	IT IS NOTED that:

(a)	The Company is a company organized under the laws of the Cayman Islands;

(b)	Jack Ma Yun (“JM”) and Joseph Chung Tsai (“JT”) are officers, directors and/or shareholders of the Company, and Xie Shihuang (“SX”) is an employee of the Company;

(c)	The Company is party to that certain Shareholders Agreement, dated as of October 24, 2005, with Yahoo! Inc. (“Yahoo!”), SOFTBANK CORP. (“Softbank”), Yahoo! Holdings (Hong Kong) Ltd., SB China Holdings PTE Ltd., Softbank BB Corp., certain members of management of the Company in their capacity as shareholders of the Company, and certain other shareholders of the Company named therein (as amended, the “Shareholders Agreement”);

(d)	支付宝(中国)网络技术有限公司 （Alipay.com Co., Ltd.） (“OpCo”) is a company organized under the laws of the People’s Republic of China;

(e)	浙江阿里巴巴电子商务有限公司 (Zhejiang Alibaba E-Commerce Co., Ltd.) (“HoldCo”) is a company organized under the laws of the People’s Republic of China;

(f)	Pursuant to agreements dated June 1, 2009 and August 6, 2010, the legal ownership of OpCo was restructured so that 100% of its registered capital was transferred from a subsidiary of the Company to HoldCo, for an aggregate amount of RMB 332 million (collectively, the “Transfers”);

(g)

In connection with the Transfers, on or about June 4, 2009 and on December 15, 2010, JM, SX and 支付宝软件（上海）有限公司 (Alipay Software (Shanghai) Company Ltd.) (a subsidiary of the Company, “Alipay Software”), and HoldCo, entered into agreements supplementing

A-1

certain existing control agreements among JM, SX, Alipay Software and HoldCo, pursuant to which Alibaba previously effectively controlled HoldCo, and, after giving effect to the Transfers, Alibaba continued to effectively control OpCo through HoldCo and consolidated OpCo’s financial results notwithstanding the Transfers (such existing agreements, together with the supplements thereto, collectively, the “Control Agreements”);

(h)	In a series of transactions, JM and SX borrowed an aggregate amount of RMB 711 million from Alipay Software to recapitalize HoldCo (the “Loans” and, together with the Transfers, the “Release Transactions”); and

(i)	In the first quarter of 2011, Alipay Software, Ltd., HoldCo, JM, and SX, terminated the Control Agreements (the “Control Agreement Termination”) and JM and SX repaid the Loans, and on March 31, 2011, Alibaba notified Yahoo! and Softbank that the financial results of OpCo were deconsolidated.

1.2	IT IS RESOLVED that:

(a)	Each of the Release Transactions, the Control Agreements and the Control Agreement Termination, are hereby approved and ratified by the Directors; and

(b)

Any and all actions of the Company or of any Director, officer, employee, accountant, auditor, attorney or other agent or representative of the Company or any of its subsidiaries taken to give effect to or to implement the Release Transactions, the Control Agreements or the Control Agreement Termination prior to [—][1] are hereby ratified, confirmed, approved and adopted in all respects as fully as if such action(s) had been presented to for approval, and approved by, all the Directors prior to such action being taken.

2.	NULLIFICATION OF RATIFICATION

IT IS RESOLVED that if the Release Agreement dated as of [—], by and among the Company, Softbank, Yahoo!, JMY, JT, SX and HoldCo, is terminated pursuant to its terms, then these resolutions, including the ratification of prior actions, shall be deemed null and void ab initio for all purposes, including under the Shareholders Agreement.

[1]	Insert the date of the Closing in this blank.

A-2

/s/	/s/

Yahoo! Director	Softbank Director

/s/	/s/

Director	Director

A-3